Exhibit 10.1

CREDIT AGREEMENT

Among

MARTEK BIOSCIENCES CORPORATION,

A Delaware Corporation

“As Borrower”

and

MANUFACTURERS AND TRADERS TRUST COMPANY,

A New York Banking Corporation

“As Agent and Issuing Lender”

and

MANUFACTURERS AND TRADERS TRUST COMPANY,

A New York Banking Corporation

AND VARIOUS OTHER FINANCIAL INSTITUTIONS

NOW OR HEREAFTER PARTY HERETO

“As Lenders”

Dated:  To Be Effective As Of January 21, 2010

TABLE OF CONTENTS

ARTICLE 1	CERTAIN DEFINITIONS; RULES OF CONSTRUCTION	1

SECTION 1.01	CERTAIN DEFINITIONS	1
SECTION 1.02	TERMS GENERALLY	23
SECTION 1.03	ACCOUNTING PRINCIPLES	23

ARTICLE 2	CREDIT FACILITIES	24

SECTION 2.01	REVOLVING CREDIT LOANS	24
2.01.1	Revolving Credit Loan Promissory Notes	24
2.01.2	Procedure For Revolving Credit Loan Borrowings	24
2.01.3	Repayment Of Revolving Credit Loans	25
2.01.4	Permitted Purposes Of Revolving Credit Loans	25
2.01.5	Revolving Credit Unused Fees	25
2.01.6	Permanent Reduction Of Revolving Credit Dollar Cap	25
2.01.7	Increase In Revolving Credit Commitments	26
SECTION 2.02.	LETTER OF CREDIT SUBFACILITY	26
2.02.1	Request for Issuance; Amendment; Renewal; Extension; Certain Conditions	27
2.02.2	Expiration Date	27
2.02.3	Agreement of Lenders To Purchase Proportionate Share of Letters of Credit	27
2.02.4	Reimbursement Obligations of the Borrower	28
2.02.5	Borrower’s Reimbursement Obligations Are Absolute	28
2.02.6	Applicability of ISP98	28
2.02.7	Interim Interest	28
2.02.8	Cash Collateralization	29
2.02.9	Letter of Credit Fees	29
2.02.10	Letters of Credit Issued for Other Loan Parties or Subsidiaries	29
2.02.11	Increased Costs	29
SECTION 2.03.	TERM LOANS	30
2.03.1	Term Loan Notes	30
2.03.2	Payment	30
2.03.3	Mandatory Prepayments	30
2.03.4.	Voluntary Prepayments	31
SECTION 2.04.	INTEREST TERMS APPLICABLE TO THE LOANS	31
2.04.1.	Adjusted Base Rate	31
2.04.2.	LIBOR Borrowing Option	31
2.04.3	Calculation Of Interest	32
2.04.4	Default Interest	33
2.04.5	Maximum Rate Of Interest	33
SECTION 2.05.	LATE PAYMENT CHARGES	33
SECTION 2.06.	PRO RATA TREATMENT AND PAYMENTS	33
2.06.1.	Distribution Of Payments To Lenders	33
2.06.2.	Funding Of Loans	33
2.06.3.	Ratable Sharing	34
2.06.4.	Setoffs, Counerclaims, Other Payments	34
SECTION 2.07.	APPLICATION OF PAYMENTS	34
SECTION 2.08.	INCREASED COSTS	35
2.08.1.	Increased Costs Generally	35
2.08.2	Capital Requirements	35
2.08.3	Certificate for Reimbursement	35
2.08.4	Delay in Requests	36
SECTION 2.09.	TAXES	36
2.09.1	Payment Free of Taxes	36
2.09.2	Payment of Other Taxes by the Borrower	36

i

2.09.3	Indemnification by the Borrower	36
2.09.4	Evidence of Payments	36
2.09.5	Status of Lenders	36
2.09.6	Treatment of Certain Refunds	37
SECTION 2.10.	MITIGATION, OBLIGATIONS; REPLACEMENT OF LENDERS	37
2.10.1	Designation of a Different Lending Office	37
2.10.2	Replacement of Lenders	38
SECTION 2.11.	FEES	38
SECTION 2.12.	PAYMENTS	38
SECTION 2.13.	ADVANCEMENTS	38

ARTICLE 3	REPRESENTATIONS AND WARRANTIES	39

SECTION 3.01	ORGANIZATION AND QUALIFICATION	39
SECTION 3.02	CAPITALIZATION AND OWNERSHIP	39
SECTION 3.03	SUBSIDIARIES	39
SECTION 3.04	POWER AND AUTHORITY	40
SECTION 3.05	VALIDITY AND BINDING EFFECT	40
SECTION 3.06	NO CONFLICT	40
SECTION 3.07	LITIGATION	40
SECTION 3.08	FINANCIAL CONDITION; FINANCIAL PROJECTIONS	40
3.08.1.	Financial Statements	40
3.08.2.	Books and Records	41
3.08.3.	Absence of Material Liability	41
3.08.4.	Financial Projections	41
SECTION 3.09	MARGIN STOCK	41
SECTION 3.10	FULL DISCLOSURE	41
SECTION 3.11	TAX RETURNS AND PAYMENTS	41
SECTION 3.12	CONSENTS AND APPROVALS	42
SECTION 3.13	NO EVENT OF DEFAULT; COMPLIANCE WITH INSTRUMENTS	42
SECTION 3.14	COMPLIANCE WITH LAWS	42
SECTION 3.15.	ERISA COMPLIANCE	42
3.15.1.	Plans and Contributions	42
3.15.2.	Pending Claims	42
3.15.3.	ERISA Events	42
SECTION 3.16	TITLE TO PROPERTIES	43
SECTION 3.17	INSURANCE	43
SECTION 3.18	EMPLOYMENT MATTERS	43
SECTION 3.19.	SOLVENCY	43
SECTION 3.20	MATERIAL CONTRACTS; BURDENSOME RESTRICTIONS	43
SECTION 3.21	PATENTS, TRADEMARKS, COPYRIGHTS, LICENSES, ETC.	43
SECTION 3.22	LIENS	43
SECTION 3.23.	ENVIRONMENTAL COMPLIANCE	43
SECTION 3.24	ANTI-TERRORISM LAWS	44
SECTION 3.25	ACQUISITION	44

ARTICLE 4	CONDITIONS PRECEDENT	44

SECTION 4.01.	CONDITIONS TO CLOSING	44
4.01.1.	Closing Submissions	44
4.01.2.	Fees	44
4.01.4	Closing Date	44
4.01.4	Existing Revolver	44
4.02.3	Purchase Agreement	44
4.02.4	Acquisition Information	44
SECTION 4.02.	CONDITIONS TO FUNDING DATE	44
4.02.1	Funding Submissions	45
4.02.2	Credit Party Expenses	45
4.02.5	Senior Leverage Ratio	45
4.02.6	Debt Capitalization Ratio	45

4.02.7	Minimum Equity	45
4.02.8	Acquisition Date	45
4.02.9	Subsidiaries	45
4.02.10	Funding Date	45
4.02.11	Landlord Warehouseman Agreements	45
SECTION 4.03.	CONDITIONS TO ADVANCES OF PROCEEDS OF LOANS AND ISSUANCES OF LETTERS OF CREDIT AFTER CLOSING DATE	46
4.03.1.	Representations And Warranties	46
4.03.2.	Absence Of Defaults And Events Of Default	46
4.03.3.	No Material Adverse Changes	46

ARTICLE 5	AFFIRMATIVE COVENANTS	46

SECTION 5.01.	PAYMENT AND PERFORMANCE	46
SECTION 5.02.	INSURANCE	46
SECTION 5.03.	COLLECTION OF ACCOUNTS; SALE OF INVENTORY	47
SECTION 5.04.	NOTICE OF LITIGATION AND PROCEEDINGS	47
SECTION 5.05.	PAYMENT OF LIABILITIES TO THIRD PERSONS	47
SECTION 5.06.	NOTICE OF CHANGE OF BUSINESS LOCATION	47
SECTION 5.07.	PAYMENT OF TAXES	47
SECTION 5.08.	REPORTING REQUIREMENTS	48
5.08.1.	Inventory Reports	48
5.08.2.	Receivables And Accounts Payable Reports	48
5.08.3.	Quarterly Financial Statements	48
5.08.4.	Annual Financial Statements	48
5.08.5.	Management Letters	48
5.08.6.	Compliance Certificate	48
5.08.7.	Reports To Other Creditors	48
5.08.8.	Management Changes	48
5.08.10.	Notice of Defaults and Events of Default	49
5.08.11.	SEC Filings	49
5.08.12.	General Information	49
SECTION 5.09.	PRESERVATION OF EXISTENCE, ETC.	49
SECTION 5.10.	MAINTENANCE OF ASSETS AND PROPERTIES	49
SECTION 5.11.	COMPLIANCE WITH LAWS	49
SECTION 5.12.	INSPECTION RIGHTS	49
SECTION 5.13.	ENVIRONMENTAL MATTERS AND INDEMNIFICATION	49
SECTION 5.14.	ADDITIONAL GUARANTORS	49

ARTICLE 6	NEGATIVE COVENANTS	50

SECTION 6.01.	LIENS	50
SECTION 6.02.	INVESTMENTS AND LOANS	50
SECTION 6.03.	INDEBTEDNESS	50
SECTION 6.04.	FUNDAMENTAL CHANGES	51
SECTION 6.05.	DISPOSITIONS	51
SECTION 6.06.	RESTRICTED PAYMENTS	51
SECTION 6.07.	CHANGE IN NATURE OF BUSINESS	51
SECTION 6.08.	TRANSACTIONS WITH AFFILIATES	51
SECTION 6.09.	BURDENSOME AGREEMENTS; NEGATIVE PLEDGES	52
SECTION 6.10.	USE OF PROCEEDS	52
SECTION 6.11.	CONSOLIDATED LEVERAGE RATIO	52
SECTION 6.12.	CONSOLIDATED FIXED CHARGE COVERAGE RATIO	52
SECTION 6.13.	MINIMUM CONSOLIDATED EBITDA	52

ARTICLE 7	EVENTS OF DEFAULT	52

SECTION 7.01.	FAILURE TO PAY	52
SECTION 7.02.	VIOLATION OF COVENANTS	52
SECTION 7.03.	REPRESENTATION OR WARRANTY	53
SECTION 7.04.	CROSS DEFAULT	53

SECTION 10.26	ADVERTISEMENT	66
SECTION 10.27.	ACKNOWLEDGMENTS	66
SECTION 10.28.	USA PATRIOT ACT NOTICE	66

SCHEDULES

Schedule 3.02	Capital Stock Guarantors
Schedule 3.03	Subsidiaries
Schedule 3.20	Material Contracts
Schedule 6.03	Indebtedness

EXHIBITS

Exhibit A	Form of Assignment And Assumption
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Lender Addendum
Exhibit D	Form of Revolving Credit Note
Exhibit E	Form of Term Loan Note
Exhibit F	Opinion Letter Contents

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated to be effective as of January 21, 2010, by and between MARTEK BIOSCIENCES CORPORATION, a Delaware corporation (“Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and each a “Lender”) and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, as Agent and Issuing Lender.

RECITALS:

The Borrower has requested that the Lenders extend loans and other financial accommodations to the Borrower as more particularly described in this Credit Agreement.

The Lenders have agreed to provide such loans and financial accommodations to the Borrower in accordance with the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and other valuable consideration, and intending to be legally bound hereby, the parties hereby covenant and agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS; RULES OF CONSTRUCTION

Section 1.01.                             Certain Definitions.  In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“Account” means any “account” within the meaning of that term under the Uniform Commercial Code.

“Account Debtor” means any “account debtor” within the meaning of that term under the Uniform Commercial Code, including any Person who is obligated to pay an Account.

“Acquisition” means the Borrower’s acquisition of Amerifit pursuant to the terms of the Purchase Agreement.

“Acquisition Target” means any Person (or substantially all of the assets and business operations of any Person) which is to be acquired in a Permitted Acquisition by the Borrower or any of its Subsidiaries.

“Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act), Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (codified in scattered sections of 18 U.S.C.A.).

“Adjusted Base Rate” means that rate of interest equal to the Base Rate plus the Applicable Margin.

“Adjusted Base Rate Borrowing”  means each amount of the unpaid principal balance of a Loan which accrues interest at the Adjusted Base Rate.

“Adjusted LIBOR Rate” means for any LIBOR Borrowing for any Interest Period, an interest rate per annum that is equal to the LIBOR Rate for such Interest Period plus the Applicable Margin.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means M&T Bank, in its capacity as administrative agent for the Lenders in accordance with this Agreement, and its successors and assigns in such capacity as authorized by the terms of this Agreement.

“Agreement” means this Credit Agreement, as it may be amended or modified from time to time, together with all schedules and exhibits hereto.

“Amerifit” means Charter Amerifit, LLC, a Delaware limited liability company, and certain of its subsidiaries, including Amerifit Brands, Inc.

“Applicable Margin” means the following percentages corresponding to the Consolidated Leverage Ratio in effect as of the most recent Calculation Date:

		APPLICABLE MARGIN FOR ADJUSTED BASE RATE BORROWINGS		APPLICABLE MARGIN FOR LIBOR BORROWINGS
TIER LEVEL	CONSOLIDATED LEVERAGE RATIO	REVOLVING CREDIT LOANS	TERM LOANS	REVOLVING CREDIT LOANS	TERM LOANS	APPLICABLE MARGIN FOR REVOLVING CREDIT UNUSED FEES	APPLICABLE MARGIN FOR LETTER OF CREDIT FEES
1	X > 2.25	1.000%	1.25%	3.000%	3.375%	0.500%	3.00%
2	1.75 < X < 2.25	0.750%	1.00%	2.625%	3.000%	0.250%	2.625%
3	1.25 < X < 1.75	0.250%	0.50%	2.375%	2.625%	0.250%	2.375%
4	X < 1.25	0.000%	0.00%	2.000%	2.375%	0.250%	2.00%

The initial Applicable Margin shall be based on Tier Level 1.  Beginning with the Calculation Date immediately following the Fiscal Quarter of the Borrower ending on April 30, 2010 and after each consecutive Fiscal Quarter thereafter, the Applicable Margin shall be determined and adjusted by the then current Consolidated Leverage Ratio as determined in accordance with the quarterly Compliance Certificates to be provided by the Borrower in accordance with this Agreement.  If the Borrower fails to timely provide a Compliance Certificate for any Fiscal Quarter of the Borrower as required by and within the time limitations set forth in this Agreement, the Applicable Margin from the applicable date of such failure shall be based on Tier Level 1 until five (5) Business Days after a Compliance Certificate has been provided, whereupon the applicable Tier Level shall be determined by the Consolidated Leverage Ratio set forth in such Compliance Certificate.  If an Event of Default has occurred and is continuing on a Calculation Date for which there should be a reduction in the Applicable Margin due to a reduction in the Consolidated Leverage Ratio, such reduction in the Applicable Margin shall not take effect until the first day of the first calendar month following the date on which such Event of Default is waived or cured.  Except as set forth above, each Applicable Margin shall be effective from a Calculation Date until the next Calculation Date.  If, as a result of any restatement of or other adjustment to the financial statements of the Borrower and its Subsidiaries or for any other reason, the Borrower or the Lenders determine that (a) the Consolidated Leverage Ratio (or any component thereof) as calculated by the Borrower as of any applicable date was inaccurate, and (b) a proper calculation would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Agent for the Account of the applicable Lenders or the Issuing Lender promptly on demand by Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, automatically and without further action by Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  Borrower’s obligations to make such payment shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

“Approved Fund” means a Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment And Assumption”  means an Assignment and Assumption entered into by a Lender and an Eligible Assignee, and accepted by the Agent, substantially in the form of Exhibit A attached hereto or any other form approved by the Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Authorized Officer” means, with respect to any Person (other than a natural Person), any officer, partner, manager or other representative authorized to act on behalf of such Person and shall include, with respect to any Loan Party, those Persons duly designated as such in any incumbency certificates delivered to the Agent from time to time.

“Bank Products” means any one or more of the following types of services or facilities extended to any of the Loan Parties by any Credit Party or Affiliate of a Credit Party: (a) Automated Clearing House (ACH) transactions and other similar money transfer services; (b) cash management, lockbox services and other similar services; (c) establishing and maintaining deposit accounts; (d) credit cards or stored value cards; and (e) other similar or related bank products and services.

“Bankruptcy Code” means the bankruptcy code of the United States of America codified in Title 11 of the United States Code, as from time to time amended or supplemented.

“Base Rate” means, for any day, the fluctuating rate per annum equal to the higher of (a) the Prime Rate for such day,  (b) the Federal Funds Rate in effect on such day plus fifty (50) Basis Points, or (c) the LIBOR Rate plus one hundred fifty (150) Basis Points. Any change in the Base Rate shall be effective on the opening of business on the day of such change.

“Basis Point” means one one-hundredth (.01)of one percent.

“Borrowing Date” means, any Business Day specified in a Loan Request in accordance with Section 2.01.2 of this Agreement as a date on which the Borrower has requested that the Lenders advance proceeds of the Revolving Credit Loans to or for the account of the Borrower.

“Business Day” means (a) any day other than a Saturday or Sunday or a legal holiday on which commercial banks in the State of New York are authorized or required to be closed under the Laws of the State of New York, and (b) if the applicable Business Day relates to any day for the determination of a LIBOR Rate, any day that satisfies the conditions of clause (a) above which is also a day on which dealings in Dollar deposits are conducted by and between banks in the London Interbank Eurodollar Market.

“Calculation Date” means each of the dates upon which the Applicable Margins are to be determined and adjusted, which adjustments shall be made quarterly on the date occurring five (5) Business Days after the date on which the Agent receives the quarterly Compliance Certificate in accordance with the provisions of this Agreement, or otherwise as required by the terms of this Agreement.

“Capital Stock”  means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Capital Expenditures” means, with respect to any Person for any applicable period, the capital expenditures of such Person made during such period (including any capitalized expenditures for Intangible Assets other than goodwill, customer lists and non-compete agreements), excluding any capital expenditures paid from proceeds of Indebtedness (other than proceeds of Indebtedness arising from borrowings under any working capital line of credit or similar short term financing, such as the Revolving Credit Loans).

“Cash Collateral” has the meaning given to such term in Section 2.02.8 of this Agreement.

“Cash Collateralize” has the meaning given to such term in Section 2.02.8 of this Agreement.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (b) time deposits, certificates of deposit and Eurodollar time deposits with maturities of not more than twelve (12) months from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve (12) months from the date of acquisition and overnight bank deposits, in each case with the Agent or any Lender or with any domestic commercial bank having capital and surplus in excess of Five Hundred Million Dollars ($500,000,000), (c) repurchase obligations with a term of not more than thirty (30) days for underlying securities of any of the types described in clause (a) or (b) and entered into with any bank meeting the qualifications specified in clause (b) above, (d) commercial paper with maturities not exceeding twelve (12) months rated not lower than A-1 or A-2 by Standard & Poor’s Ratings Group or P-1 or P-2 by Moody’s Investors Service, Inc. on the date of acquisition, (e) readily marketable obligations issued by any State of the United States of America or any political subdivision thereof or any authorized agency thereof having a rating of not lower than A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc. on the date of acquisition, and (f) interests in pooled investment funds (including mutual funds and money market funds) the assets of which are invested in investments referred to in items (a) through (d) above.

“Cash Taxes” means, with respect to any referenced Person, for any applicable period, the taxes paid in cash by such Person during such period.

“Casualty Event” means any loss of or damage to, or any condemnation or other taking of, any of the Collateral for which any Loan Party receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)                                  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of twenty-five percent (25%) or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), or

(b)                                 during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or the nominating committee thereof or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors)

“Closing” means the execution and delivery of this Agreement by the parties hereto.

“Closing Date” means the above stated effective date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” means all of the tangible and intangible assets and real and personal property of the Loan Parties which is pledged from time to time to the Credit Parties in accordance with the Security Documents to secure the Obligations.

“Commitment Percentages” means, with respect to any Lender, such Lender’s Revolving Credit Commitment Percentage and Term Loan Commitment Percentage, and with respect to all Lenders, all of the Revolving Credit Commitment Percentages and all of the Term Loan Commitment Percentages.

“Commitment Period”  means, with respect to Revolving Credit Loans, the period from and including the Closing Date to but not including the Revolving Credit Termination Date.

“Commitments” means, with respect to any Lender, such Lender’s Revolving Credit Commitment and Term Loan Commitment and its obligations hereunder to purchase participations in LC Obligations.

“Compliance Certificate” means a certificate provided by the Borrower in accordance with the requirements of Section 5.08.7 of this Agreement in form and substance as Exhibit B attached hereto.

“Consolidated EBITDA” means for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation, amortization and other non-cash charges or expenses for such period and (iv) to the extent not included in clause (iii) above, non-cash expenses associated with stock compensation and/or stock awards and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period.

“Consolidated Excess Cash Flow” means the Consolidated EBITDA for any Fiscal Year, minus (a) Consolidated Interest Charges to the extent paid in cash, minus (b) consolidated Cash Taxes of the Borrower and its Subsidiaries, minus (c) the aggregate amount of scheduled payments of principal made during such year on account of the Consolidated Funded Indebtedness (excluding any payments of principal upon the Revolving Credit Loans), minus (d) consolidated Cash Capital Expenditures, and minus (e) for the Fiscal Year ending October 31, 2010, the lesser of Twenty-Five Million Dollars ($25,000,000.00) and the amount by which the aggregate principal balance of the Revolving Credit Loans on October 31, 2010 is less than the aggregate principal balance of the Revolving Credit Loans immediately after closing on the Acquisition.

“Consolidated Fixed Charges” means for any period of determination for the Borrower and its Subsidiaries determined on a consolidated basis: the sum of (a) Consolidated Interest Charges, (b) Letter of Credit Fees and other fees paid in connection with Letters of Credit, including fronting, issuance, amendment and processing fees, (c) scheduled principal payments upon Consolidated Funded Indebtedness (including the principal components of capital lease payments), and (d) Restricted Payments paid by the Borrower during such period.  The following shall not be included in the definition of Consolidated Fixed Charges: (i) Mandatory Prepayments, and (ii) voluntary prepayments upon Consolidated Funded Indebtedness.

“Consolidated Fixed Charge Coverage Ratio” means the ratio for the four (4) consecutive Fiscal Quarters most recently ended prior to any date of determination of (a) Consolidated EBITDA for such period minus (i) Cash Capital Expenditures and (ii) Cash Taxes during such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including the Obligations owing by the Borrower with respect to the Loans) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary of the Borrower is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated Funded Indebtedness as of such date of determination to (b) Consolidated EBITDA for the period of the four (4) Fiscal Quarters most recently ended prior to such date of determination.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period, determined in accordance with GAAP.

“Contamination” means the presence of any Hazardous Substance at any real property owned or leased by any Loan Party which may require investigation, clean-up or remediation under any Environmental Law.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” means collectively, this Agreement, the Notes, the Guaranty Agreements, the Security Documents, the LC Documents, and all agreements, instruments and documents evidencing or securing the Obligations, including without limitation each document listed as a “Credit Document” on a Closing Index dated as of the Closing Date, and all amendments and modifications thereto.

“Credit Parties” means, the Agent, the Lenders and the Issuing Lender, and their respective successors and assigns as permitted by the terms of this Agreement.

“Credit Party Expenses” means, without duplication (a) reasonable costs and expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges, and disbursements of counsel for the Agent arising out of, pertaining to, or in any way connected with this Agreement, any of the other Credit Documents or the Obligations, the syndication of the credit facilities provided for herein, or otherwise in connection with such credit facilities, (b) all costs and reimbursements required to be paid by the Borrower to the Agent by the terms of the Credit Documents, (c) taxes and insurance premiums advanced or otherwise paid by the Agent or any other Credit Party in connection with the Collateral or on behalf of the Borrower, (d) filing and recording costs, audit fees, search fees, and other expenses paid or incurred by the Agent or any other Credit Party, (e) reasonable costs and expenses incurred by the Agent in the collection of the accounts (with or without the institution of legal action), or to enforce any provision of this Agreement or any other Credit Document on behalf of the Credit Parties, or in gaining possession of, maintaining, handling, evaluating, preserving, storing, shipping, selling, preparing for sale and/or advertising to sell or foreclose upon the Collateral or any other property of any of the Loan Parties whether or not a sale is consummated, (f) reasonable costs and expenses of litigation incurred by the Credit Parties, including reasonable attorney’s fees, in enforcing or defending this Agreement or any portion hereof or any other Credit Document, or in collecting any of the Obligations after the occurrence and during the continuance of any Event of Default, (g) reasonable attorneys’ fees and expenses incurred by the Agent in obtaining advice or the services of its attorneys with respect to the structuring, drafting, negotiating, reviewing, amending, terminating, waiving, enforcing or defending of this Agreement and the other Credit Documents, or any agreement or matter related hereto, whether or not litigation is instituted, (h) reasonable travel expenses of the Agent or its agents related to any of the foregoing, and (i) all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the Issuing Lender in connection with Letters of Credit and LC Obligations.

“Debt Capitalization Ratio” means the ratio of (a) Consolidated Funded Indebtedness, to (b) the sum of (i) Consolidated Funded Indebtedness plus (ii) Shareholders’ Equity.

“Default” means any occurrence, event or condition which with notice, the passage of time, or both would constitute an Event of Default.

“Default Rate” means the Adjusted Base Rate plus two hundred (200) Basis Points per annum.

“Defaulting Lender” means a Lender that (a) has failed to extend or fund a Loan required by the terms of this Agreement, including the failure to fund a participation interest of such Lender required by this Agreement, or (b) has failed to pay to the Agent or any Lender an amount owed by such Lender pursuant to the terms of this Agreement, or (c) has been deemed insolvent or has become the subject of a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

“Disposition” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any real or personal property by any Loan Party or any Subsidiary of a Loan Party, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but specifically excluding:  (a) the sale or transfer of inventory or other assets in the ordinary course of business; (b) the licensing of intellectual property in the ordinary course of business; (c) the sale, transfer or other disposition of obsolete or worn-out property, tools or equipment and property, tools or equipment no longer used or useful in the business of any Loan Party, which are sold, transferred or disposed of in the ordinary course of business; (d) the sale, transfer or other disposition of any property from one Loan Party to another Loan Party; (e) the sale, transfer or other disposition of any property from the Borrower or any Subsidiary to any Foreign Subsidiary not to exceed in the aggregate, during any Fiscal Year, One Million Dollars ($1,000,000.00); (f) the discount or sale of receivables over sixty (60) days or more overdue in connection with the compromise or collection thereof, provided that the aggregate proceeds from any such sale or discount does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00); (g) Restricted Payments otherwise permitted hereunder; (h) Dispositions in transactions permitted by Section 6.04 of this Agreement; (i)  Investments of cash permitted pursuant to Section 6.02 of this Agreement; (j) use of cash, Cash Equivalents and Short-Term Investments not otherwise prohibited by this Agreement; and (k) leases or subleases of real property to other Persons not materially interfering with the business of the Loan Parties, taken as a whole.

“Dollar,” “Dollars,” “U.S. Dollars” and the symbol “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state thereof or under the laws of the District of Columbia.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Agent, (ii) in the case of any assignment of a Revolving Credit Commitment and the Issuing Lender, and (iii) unless a Default or Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, the definition of “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any natural Person.

“Environmental Laws” means any Law relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” means with respect to any Person the shares of Capital Stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of Capital Stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all other ownership or profit interests in such Person, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance by any Loan Party to any Person which is not a Loan Party or by any Foreign Subsidiary of a Loan Party which is not a Loan Party of any Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common Control with the Loan Parties within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) a withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan, (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan, or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate.

“Event of Default” has the meaning given to such term in Article 7 of this Agreement.

“Excluded Taxes” means, with respect to the Credit Parties or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.10.2), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.09.5, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.09.1.

“Existing Revolver” means the existing revolving line of credit being provided by M&T Bank, Bank of America, N.A. and SunTrust Bank to the Borrower.

“Extraordinary Receipts” means any cash or non-cash payments or consideration received by any Loan Party or its Subsidiaries which are (a) proceeds of a Casualty Event, (b) proceeds of a Disposition, (c) proceeds arising from the issuance by any Loan Party or its Subsidiaries of any Indebtedness for borrowed money other than Indebtedness which is otherwise permitted by the terms of this Agreement, or (d) proceeds arising from any Equity Issuances, except (i) Equity Issuances issued upon exercise of employee and director stock options, and (ii) Equity Issuances issued for cash for the purpose of funding the acquisition price and related costs and expenses of one or more Permitted Acquisitions.

“Federal Funds Rate” means, for any day, the rate per annum,  (rounded, if necessary, to the next greater 1/100 of 1%) determined (which determination shall be conclusive and binding, absent manifest error) by the Agent to be equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Agent (in its individual capacity) on such day on such transactions as determined by the Agent (which determination shall be conclusive and binding, absent manifest error).

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System as constituted from time to time.

“Fee Letter” means the letter agreement dated November 13, 2009 between M&T Bank and the Borrower.

“Fiscal Quarter” means each three (3) month fiscal period of the Borrower beginning on the first (1st) day of each consecutive February, May, August, and November during the term of this Agreement.

“Fiscal Year” means each 12-month fiscal period of the Borrower beginning November 1st of each year.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the

United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary”  means any Subsidiary that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Date” means the date on which the first advance of any proceeds of the Loans is made.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be recognized by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied.

“Governing State” means the State of New York.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means collectively Martek Biosciences Boulder Corporation, a Delaware corporation, Martek Biosciences Kingstree Corporation, a Delaware corporation, and all of the Subsidiaries of the Borrower other than Foreign Subsidiaries.

“Guaranty Agreements” mean each of the guaranty agreements of the Guarantors guaranteeing the repayment and performance of the Obligations.

“Guaranty Obligation” or “Guarantee” (or “guaranty” or “guarantee”) means any obligation, direct or indirect, by which a Person undertakes to guaranty, assume or remain liable for the payment of another Person’s obligations, including but not limited to (a) endorsements of negotiable instruments, (b) discounts with recourse, (c) agreements to pay upon a second Person’s failure to pay, (d) agreements to maintain the capital, working capital solvency or general financial condition of a second Person, and (e) agreements for the purchase or other acquisition of products, materials, supplies or services, if in any case payment therefor is to be made regardless of the nondelivery of such products, materials or supplies or the non-furnishing of such services.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Increase Effective Date” has the meaning provided to such term in Section 2.01.7(d) of this Agreement.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (c) net obligations of such Person under any Interest Rate Hedge Agreement, (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and due within six (6) months of the incurrence thereof), (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, (f) capital leases and Synthetic Lease Obligations, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (h) all Guarantees of such Person in respect of any of the foregoing.  For purposes of this definition, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Interest Rate Hedge Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning provided to such term in Section 10.05 of this Agreement.

“Information” means all information received from any Loan Party relating to the Loan Parties or any of their respective businesses, other than any such information that is available to the Credit Parties on a nonconfidential basis prior to disclosure by the Loan Parties, provided that, in the case of information received from the Loan Parties after the date hereof, such information is clearly identified at the time of delivery as confidential.

“Insolvency Proceeding” means, with respect to any referenced Person, any case or proceeding commenced by or against such Person, under any provision of the Bankruptcy Code or under any other federal or state bankruptcy or insolvency law, or any assignments for the benefit of creditors, formal or informal moratoriums, receiverships, compositions or extensions with some or all creditors with respect to any indebtedness of such Person.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including goodwill, customer lists, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

 “Interest Payment Date” means (a) with respect to any Adjusted Base Rate Borrowing, the last Business Day of each Fiscal Quarter, and (b) with respect to any LIBOR Borrowing, the last day of the Interest Period applicable to such Loan and, in the case of a LIBOR Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any LIBOR Borrowing, the period commencing on the date of such LIBOR Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), two (2), three (3), or six (6) months thereafter, as the Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) the Borrower may not select any Interest Period which would end after the Revolving Credit Termination Date or the Term Loan Maturity Date, as the case may be.  For purposes hereof, the date of a LIBOR Borrowing initially shall be the date on which such LIBOR Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such LIBOR Borrowing.

“Interest Rate Hedge Agreement” means any of the following, whether currently existing or arising in the future, between any Loan Party and any Interest Rate Hedge Provider (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Interest Rate Hedge Provider” means any Credit Party or Affiliate of a Credit Party (regardless of whether such Interest Rate Hedge Provider ceases to be a Credit Party or Affiliate of a Credit Party after such Interest Rate Hedge Agreement is entered into) that has entered into, or subsequently enters into an Interest Rate Hedge Agreement from time to time with a Loan Party to limit, hedge or mitigate interest rate, fee, and other risks with respect to the Loans, the Letters of Credit, or any of the other Obligations, but excluding, for the avoidance of doubt, any Interest Rate Hedge Agreement entered into by a Credit Party or its Affiliates after its Commitments have been fully cancelled in accordance with the terms of this Agreement or after it has assigned all of its rights under the credit facilities established by this Agreement.

“Investment” means, as to any referenced Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit, or (d) any other investment in securities, deposits, or the obligations of other Persons. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender” means M&T Bank, as the issuer of Letters of Credit pursuant to this Agreement, and any successor to M&T Bank, as the issuer of Letters of Credit.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree or award of any Governmental Authority.

“LC Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made.

“LC Commitment” means (a) the commitment of the Issuing Lender to issue Letters of Credit in an aggregate amount at any time outstanding not to exceed the Letter of Credit Sublimit, and (b)  with respect to each Lender, the commitment of such Lender to purchase participation interests in the LC Obligations up to such Lender’s Revolving Credit Commitment Percentage multiplied by the Letter of Credit Sublimit.  The LC Commitment of each Lender is included in and is part of each Lender’s Revolving Credit Commitment and is not in addition to the Lenders’ respective Revolving Credit Commitments.

“LC Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit, including but not limited to the amount of any draft paid by the Issuing Lender under any Letter of Credit, and any taxes, charges, or other costs or expenses incurred by the Issuing Lender in connection with any such payment.

“LC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any Letter of Credit Application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned, or (b) any collateral security for such obligations.

“LC Expiration Date” means the day that is thirty (30) days prior to the Revolving Credit Termination Date (or, if such day is not a Business Day, the next preceding Business Day).

“LC Obligations” means, at any time, the sum of (a) the aggregate Stated Amount of all issued and outstanding Letters of Credit, plus (b) the aggregate amount of all LC Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means each of the financial institutions and Funds that signs a Lender Addendum and their assignees as permitted by the terms of this Agreement, each of which is referred to herein as a Lender.  Except where the context requires otherwise, the term “Lender” shall also include the Issuing Lender.

“Lender Addendum” means a Lender Addendum substantially in form as Exhibit C attached hereto pursuant to which a financial institution or Fund agrees to become a Lender holding the Commitments and Commitment Percentages set forth therein.

“Letter of Credit” means any letter of credit issued by the Issuing Lender for the account of the Borrower or any Affiliate thereof in accordance with the terms of this Agreement.

 “Letter of Credit Application” means the Issuing Lender’s then current form of application and agreement for the issuance or amendment of a Letter of Credit.

“Letter of Credit Fee” has the meaning provided to such term in Section 2.02.9 of this Agreement.

“Letter of Credit Sublimit” means an amount equal to Fifteen Million Dollars ($15,000,000.00).

“LIBOR Borrowing” means each unpaid principal balance of a Loan which accrues interest at the Adjusted LIBOR Rate.

“LIBOR Rate” means, for any LIBOR Borrowing for any Interest Period, the higher of:  (a) one and one-half percent (1.5%) per annum; or (b) the rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) obtained by dividing (i) the rate fixed by the British Bankers Association for United States Dollar deposits in the London Interbank Eurodollar Market, for a term comparable to such Interest Period, as determined by the Agent from any broker, quoting service, or commonly available source utilized by the Agent as a basis for such quotations, at approximately 11:00 a.m. London, England time (or as soon thereafter as practicable) two (2) Business Days prior to the first day of such Interest Period by (ii) a percentage equal to one hundred percent (100%) minus the stated maximum rate of all reserves required to be maintained against “Eurocurrency Liabilities” as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Rate loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of a bank to United States residents) on such date to any member bank of the Federal Reserve System.

“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Loan Parties” means, collectively, the Borrower and the Guarantors (including Persons that become Guarantors after the Closing Date).

“Loan Request” means a notice from the Borrower in accordance with Section 2.01.2 hereof.

“Loans” means collectively the Revolving Credit Loans and the Term Loans.

“M&T Bank” means Manufacturers and Traders Trust Company, a New York banking corporation and its successors and assigns.

“Mandatory Prepayments” has the meaning provided to such term in Section 2.03.3 of this Agreement.

“Margin Regulations” means Regulation T, U or X as promulgated by the Federal Reserve Board, as amended from time to time.

“Material Adverse Change” means any set of circumstances or events which (a) has or could reasonably be expected to have a material adverse effect upon the validity or enforceability of this Agreement or any of the other Credit Documents, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, (c) materially impairs or could reasonably be expected to impair materially the ability of the Borrower and its Subsidiaries, taken as a whole, to pay and perform the Obligations, (d) materially impairs or could reasonably be expected to impair materially the ability of the Borrower and its Subsidiaries, taken as a whole, to duly and punctually pay their Indebtedness, or (e) materially impairs or could reasonably be expected to impair materially the ability of the Credit Parties to enforce their remedies against the Loan Parties as authorized by the terms of the Credit Documents or pursuant to applicable Law.

“Maturity Dates” means collectively (a) the Revolving Credit Termination Date, and (b) the Term Loan Maturity Date.

“Minimum Borrowing Amount” means (a) with respect to Adjusted Base Rate Borrowings Two Hundred Fifty Thousand Dollars ($250,000.00), and (b) with respect to LIBOR Borrowings One Million Dollars ($1,000,000.00) with minimum increments of One Hundred Thousand Dollars ($100,000.00).

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which any Loan Party or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five (5) plan years, has made or had an obligation to make such contributions.

“Net Available Proceeds”  means any cash payments, and the fair market cash value of any non-cash consideration, received by any Loan Party or its Subsidiaries directly or indirectly in connection with or from any transaction, event, condition or occurrence which generates or results in any Extraordinary Receipts, net of (a) the amount of any legal, title, accounting, investment banking and recording tax expenses, commissions and other reasonable and necessary fees and expenses payable by any Loan Party or its Subsidiaries in connection with the subject transaction, (b) any foreign or U.S. federal, state and local income or other taxes estimated to be payable by any Loan Party or its Subsidiaries (or their stockholders) as a result of such transaction, and (c) any repayments (including reasonable expenses in connection therewith) of Indebtedness to the extent that (x) such Indebtedness is secured by a Lien on an asset that is the subject of the transaction, and (y) the transferee of (or holder of a Lien on) such asset requires that such Indebtedness be repaid as a condition to the subject transaction.

“Notes” means, collectively, the Revolving Credit Notes and the Term Notes.

“Obligations” means, collectively, the obligations of the Borrower or of any other Loan Party to pay to the Credit Parties or to perform for the benefit of the Credit Parties, M&T Bank or any of their Affiliates (a) sums due arising out of or in connection with the Loans or otherwise pursuant to the terms of the Notes, and the other Credit Documents, including without limitation all unpaid principal, accrued interest (including interest that accrued during any Insolvency Proceedings of the Borrower), fees and expenses, (b) indemnification and reimbursement duties and obligations owed in accordance with the terms of any of the Credit Documents, (c) Credit Party Expenses, (d) reimbursement, repayment or indemnity obligations owed by the Borrower or any of the other Loan Parties to any Credit Party or to an Affiliate of a Credit Party arising out of or related to Bank Products, (e) all payment and indemnification obligations owed by the Borrower to the Issuing Lender or to any other Credit Party which arise out of or relate to any Letters of Credit, including all of the LC Obligations, (f) all obligations, duties, or sums due to any Interest Rate Hedge Provider pursuant to or arising from any Interest Rate Hedge Agreements, (g) payments owed to M&T Bank in accordance with the Fee Letter, (h) any indebtedness or liability which may exist or arise as a result of any payment made by or for the benefit of any of the Credit Parties being avoided or set aside for any reason including any payment being avoided as a preference under Sections 547 and 550 of the Bankruptcy Code, as amended, or under any state law governing insolvency or creditors’ rights, and (i) any interest on any portion of the Loans that accrues after the commencement of any Insolvency Proceeding.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes”  means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Participant” has the meaning provided to such term in Section 10.11 of this Agreement.

“Participation” means an undivided participation interest sold by a Lender, in accordance with the provisions of Section 10.11, in such Lender’s Commitments, Loans and rights and obligations under this Agreement and the other Credit Documents.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means any Investment after the Closing Date by the Borrower in any Person located within the United States, whose business operations are consistent with the operations of the Borrower and its Subsidiaries, provided that (a) there are no then continuing Defaults or Events of Default and no Material Adverse Change has occurred, and immediately after giving effect to such Investment there will not be any Defaults, Events of Default or Material Adverse Change, (b) with respect to such Investment, the Borrower shall have submitted to each of the Credit Parties, not less than fifteen (15) days before the Borrower becomes bound under any agreement to make such Investment, (i) a description of the transaction pursuant to which such Investment is to be made, accompanied by substantially final drafts of all material definitive documents for such transaction, (ii) pro forma financial statements for the Borrower and its Subsidiaries after giving effect to such Investment, (iii) updated and revised financial projections which incorporate the Acquisition Target’s projected results of operations into the financial projections of the Borrower and its Subsidiaries then most recently submitted to the Credit Parties, projecting the compliance by the Borrower and its Subsidiaries with all covenants of this Agreement after giving effect to the Investment, (iv) a certification given by an Authorized Officer of the Borrower to the effect that no Default or Event of Default then exists, no Material Adverse Change has occurred, and that no Default, Event of Default or Material Adverse Change is reasonably expected to occur upon or as a result of the proposed acquisition, and (c) the aggregate amount of all consideration payable for such acquisition, which when combined with the aggregate amount of all consideration paid by the Borrower and its Subsidiaries pursuant to other Permitted Acquisitions occurring in the same Fiscal Year, shall not be more than Thirty Million Dollars ($30,000,000.00).

“Permitted Encumbrances” means collectively:

(a)                                  Liens for taxes, assessments, governmental levies or similar charges incurred in the ordinary course of business and which are not yet due and payable, or if due and payable, (i) are being contested in good faith and by appropriate and lawful proceedings diligently conducted, but only so long as such proceedings could not reasonably subject any Credit Party to any civil or criminal penalties or liabilities and (ii) for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made and (iii) which shall be paid in accordance with the terms of any final non-appealable judgments or orders relating thereto within thirty (30) days after the entry of such judgments or orders,

(b)                                 Pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, old-age pensions, other social security programs or similar program or to secure liability to insurance carriers under insurance or self insurance agreements or arrangement,

(c)                                  Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default, or if such Liens are due and payable, (i) are being contested in good faith and by appropriate and lawful proceedings diligently conducted and (ii) for which such reserves or other appropriate provisions, if any, as required by GAAP shall have been made and (iii) which shall be paid in accordance with the terms of any final non-appealable judgments or orders relating thereto within thirty (30) days after the entry of such judgments or orders,

(d)                                 Pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amounts due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business,

(e)                                  (i) Encumbrances consisting of zoning restrictions, easements, rights-of-way, or other restrictions on the use of real property, (ii) defects in title to real property, and (iii) Liens, encumbrances and title defects affecting real property not known by the Borrower or a Subsidiary, as applicable, and not discoverable by a search of the public records, none of which materially impairs the use of such property,

(f)                                    Liens created by or resulting from any litigation or legal proceedings which are currently being contested in good faith by appropriate and lawful proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made and Liens arising out of judgments or orders for the payment of money which do not constitute an Event of Default hereunder,

(g)                                 Liens placed upon personal property constituting fixed assets or equipment hereafter acquired to secure all or a portion of the purchase price thereof, provided that any such Lien shall not encumber any other property of any Loan Party (other than proceeds of the foregoing) and the Indebtedness secured by any such Lien shall not be otherwise prohibited by the terms of this Agreement,

(h)                                 Other Liens incidental to the conduct of the Loan Parties’ businesses or the ownership of their respective properties and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of the Loan Parties’ properties or assets and or which do not materially impair the use thereof in the operation of the Loan Parties’ business,

(i)                                     Liens securing the Obligations, and

(j)                                     Precautionary financing statements filed in connection with leases of equipment which pertain solely to such leased equipment.

“Person” means any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Agent, in its sole discretion, as its prime lending rate of interest.  Such announced rate bears no inference, implication, representation or warranty that such announced rate is charged to any particular customer or customers of Agent.  The Agent’s prime lending rate of interest is but one of several interest rate bases used by the Agent.  Changes in the applicable interest rate shall be made as of, and immediately upon the occurrence of, changes in the Agent’s prime rate.

“Principal Payment Date” means the last Business Day of each consecutive Fiscal Quarter and the Term Loan Maturity Date.  The first Principal Payment Date is the last Business Day of the Fiscal Quarter in which the Funding Date occurs.

“Prohibited Transaction” shall mean any prohibited transaction as defined in Section 4975 of the Code or Section 406 of ERISA that is not exempt under Section 408 of ERISA and for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

“Property” means, any parcel of real property, whether owned in fee or leased, of any of the Loan Parties.

“Purchase Agreement” means the Agreement And Plan of Merger by and among the Borrower, Amerifit, AB Merger Sub, Inc., Charter Amerifit Holding Corporation, Amerifit Brands, Inc., AB SR LLC, and Pearl, LLC, all schedules and exhibits thereto and all agreements to be executed in connection therewith.

“Register” has the meaning given to such term in Section 10.09 of this Agreement.

“Regulatory Change” means any change after the Closing Date in the Laws of the United States, any state thereof, or any other Governmental Authority, or the adoption or making after such date, of any interpretations, changes in convention, directives or requests applying to a class of depository institutions, including any Lender, of or under any Laws of the United States, any state thereof, or any other Governmental Authority (whether or not any such interpretation, directive or request has the force of Law).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Required Lenders” means, at any time of determination, Lenders holding in the aggregate more than fifty-one percent (51%) of (a) the aggregate outstanding unpaid principal balances of the Loans plus the aggregate unused Revolving Credit Commitments at such time (and participation interests therein) (treating for purposes hereof in the case of LC Obligations, in the case of the Issuing Lender, only the portion of the LC Obligations of the Issuing Lender which is not subject to the participation interests of the other Lenders and, in the case of the Lenders other than the Issuing Lender, only the participation interests of such Lenders in LC Obligations hereunder as being “held” by such Lenders) or (b) if the Revolving Credit Commitments have been terminated, the aggregate outstanding unpaid principal balances of the Loans and participation interests (including, in the case of the Issuing Lender, the portion of the LC Obligations held by the Issuing Lender), provided however, the Revolving Credit Commitments and the portions of the unpaid principal balances of the Loans held or deemed held by any Defaulting Lenders shall be excluded for the purposes of making any determination of Required Lenders.

“Restricted Payment” means collectively, with respect to the Loan Parties and each of their Subsidiaries (a) any dividend or other payment or distribution, direct or indirect, on account of any Equity Interest in such Person now or hereafter outstanding, except (i) a dividend or distribution payable solely in the same class or type of Equity Interest to the holders of that class or type, and (ii) any distribution payable to an employee or director pursuant to the terms of any restricted share plan in connection with any tax liabilities of such Person, (b) any redemption, repurchase, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, by such Person of any Equity Interest in such Person now or hereafter outstanding (other than (i) repurchases of Equity Interests held by employees or directors pursuant to the terms of any restricted share plan of the Borrower, which in aggregate amount in any Fiscal Year do not exceed One Million Dollars ($1,000,000.00), and (ii) repurchase by the Borrower of Equity Interests of the Borrower in any Fiscal Year in an aggregate amount not exceeding Five Million Dollars ($5,000,000.00), provided that in the event there are no sums outstanding under the Revolving Credit Loans, the Borrower may use cash and Cash Equivalents to repurchase Equity Interests in an aggregate amount not exceeding Twenty Million Dollars ($20,000,000.00) in any Fiscal Year), (c) any payment made by such Person to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Equity Interests in such Person now or hereafter outstanding, or (d) any payment by such Person of any management, consulting or similar fees which are not payments in amounts comparable to sums paid in the marketplace by entities comparable to the payor for similar services to unrelated employees or providers of management, consulting or other services actually performed.

“Restricted Subsidiary” means any Subsidiary of the Borrower which is not (and is not required by the terms of this Agreement to be) a Guarantor.

“Revolving Credit Commitment” means, as to any Lender, the amount initially set forth as on a Lender Addendum under the heading “Revolving Credit”, and thereafter as set forth on any relevant Assignment And Assumption.

“Revolving Credit Commitment Percentage” means, as to any Lender, the percentage initially set forth on a Lender Addendum under the heading “Revolving Credit” and thereafter on any relevant Assignment And Assumption, if applicable, as the same may be adjusted from time to time pursuant to this Agreement.

“Revolving Credit Loans” means collectively, the Revolving Credit Loans made by the Lenders to the Borrower in accordance with Section 2.01 of this Agreement.

“Revolving Credit Maximum Borrowing Amount” means Fifty Million Dollars ($50,000,000.00), as such sum may be decreased from time to time by the operation of Section 2.01.6 of this Agreement or increased from time to time by the operation of Section 2.01.7 of this Agreement.

“Revolving Credit Notes” means, collectively, the promissory notes of the Borrower evidencing the Revolving Credit Loans, together with all amendments or replacements thereto.  The Revolving Credit Notes shall be in the form of Exhibit D attached hereto.

“Revolving Credit Termination Date” means the third annual anniversary date of the Funding Date.

“Revolving Credit Unused Fee” has the meaning given to such term in Section 2.01.5 of this Agreement.

“Security Agreement” means the Security Agreement of even date herewith between the Borrower, the Guarantors, and the Agent, together with all counterparts thereof hereafter executed.

“Security Documents” means, collectively, the Security Agreement, all pledges, mortgages, deeds of trust, control agreements, or other agreements, instruments, documents or filings pursuant to which any of the Loan Parties, from time to time, pledges or grants Liens for the benefit of the Credit Parties in or to any of the Collateral.

“Senior Indebtedness” means, as of any date of determination (a) the aggregate unpaid balances of the Loans; plus (b) the aggregate outstanding LC Obligations.

“Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) Senior Indebtedness as of such date of determination to (b) Consolidated EBITDA for the period of the four (4) Fiscal Quarters most recently ended prior to such date of determination.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Short-Term Investments” means (a) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of more than one year from the date of acquisition but not more than two years from the date of acquisition, (b) time deposits, certificates of deposit and Eurodollar time deposits with maturities of more than twelve (12) months but not more than twenty-four (24) months from the date of acquisition and bankers’ acceptances with maturities exceeding twelve (12) months but not exceeding twenty-four (24) months from the date of acquisition, in each case with the Agent or any Lender or with any domestic commercial bank having capital and surplus in excess of Five Hundred Million Dollars ($500,000,000), (c) repurchase obligations with a term of not more than thirty (30) days for underlying securities of any of the types described in clause (a) or (b) and entered into with any bank meeting the qualifications specified in clause (b) above, (d) commercial paper with maturities exceeding twelve (12) months but not exceeding twenty-four (24) months rated not lower than A-1 or A-2 by Standard & Poor’s Ratings Group or P-1 or P-2 by Moody’s Investors Service, Inc. on the date of acquisition, and (e) interests in pooled investment funds (including mutual funds and money market funds) the assets of which are invested in investments referred to in items (a) through (d) above and in investments referred to in items (a) through (d) of the definition of Cash Equivalents.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to pay its debts and other liabilities as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or about to be engaged, as the case may be. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stated Amount” means as to any Letter of Credit, the lesser of (a) the face amount thereof, or (b) the remaining available undrawn amount thereof (regardless of whether any conditions for drawing could then be met).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent.

“Swap Termination Value” means, in respect of any one or more Interest Rate Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Interest Rate Hedge Agreements: (a) for any date on or after the date such Interest Rate Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Interest Rate Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Interest Rate Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Distributions”  means quarterly distributions by the Borrower to its holders of Capital Stock in such amounts as are reasonably calculated to ensure that each holders of Capital Stock shall be able to pay estimated installments of the federal, state and local tax on the income derived by such holders of Capital Stock for such quarter from the holder’s ownership of Capital Stock in the Borrower.  For the purposes of computing Tax Distributions, it shall be assumed that all income allocated to the holders of Capital Stock of the Borrower is taxable for estimated tax purposes by the appropriate federal, state and local taxing authorities at the highest individual marginal tax rates.  The amount of the Tax Distributions shall be reduced by any amounts paid or required to be paid by the Borrower on behalf of any of its holders of Capital Stock to any taxing authorities.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Commitment” means, as to any Lender, the amount set forth as such on a Lender Addendum under the heading “Term Loan”, and thereafter on any relevant Assignment And Assumption, and “Term Loan Commitments” shall mean the aggregate Term Loan Commitments of all of the Lenders, which as of the Closing Date is the amount of Seventy-Five Million Dollars ($75,000,000).

“Term Loan Commitment Percentage” means, as to any Lender, the percentage initially set forth as such on a Lender Addendum under the heading “Term Loan” and thereafter on any relevant Assignment And Assumption.

“Term Loan Maturity Date” means the third annual anniversary date of the Funding Date.

 “Term Loan Notes” means, collectively, the promissory notes of the Borrower evidencing the Term Loans in the form of Exhibit E attached hereto, together with all amendments and replacements thereof.

“Term Loans” means collectively the term loans extended by the Lenders to the Borrower as an obligor in accordance with the provisions of Section 2.04 of this Agreement.

“Threshold Amount” means Five Million Dollars ($5,000,000.00).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as adopted and in effect from time to time in the Governing State.

Section 1.02.                             Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) each reference to a time shall be a reference to the prevailing Eastern U.S. time, and (g) Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 1.03.                             Accounting Principles.  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP In the event GAAP changes after the date hereof in a manner that causes noncompliance with the covenants hereof, the parties hereto shall agree in good faith to modify the covenants and the related defined terms to compensate for such change in GAAP.

ARTICLE 2

CREDIT FACILITIES

Section 2.01.                             Revolving Credit Loans. During the Commitment Period, subject to the terms and conditions of this Agreement and the other Credit Documents, each of the Lenders severally agrees to make revolving credit loans (the “Revolving Credit Loans”) to the Borrower from time to time until the Revolving Credit Termination Date; provided, however, that (a) the aggregate unpaid principal balance of the Revolving Credit Loans plus the outstanding LC Obligations shall not at any time exceed the Revolving Credit Maximum Borrowing Amount, and (b) with regard to each Lender, the sum of (i) the unpaid aggregate principal balances of Revolving Credit Loans held by such Lender, and (ii) such Lender’s LC Commitment of outstanding LC Obligations, shall not exceed the amount of such Lender’s Revolving Credit Commitment.  The Borrower shall not request any advances of proceeds of the Revolving Credit Loans which would cause the aggregate unpaid principal balances of the Revolving Credit Loans to exceed the above-stated limitations.  In the event that the aggregate unpaid principal balances of the Revolving Credit Loans exceed the above-stated limitations, the Borrower shall immediately make such payments to the Agent as will be sufficient to reduce the aggregate unpaid principal balances of the Revolving Credit Loans to an aggregate amount which will not be in excess of such limitations.  Each Revolving Credit Loan extended by a Lender shall be in a principal amount equal to the Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of the Revolving Credit Loans requested on such occasion.  Subject to the satisfaction of the terms and conditions of this Agreement and of the other Credit Documents, the Borrower may borrow, prepay, and reborrow the Revolving Credit Loans in whole or in part until the Revolving Credit Termination Date.  Revolving Credit Loans may consist of Adjusted Base Rate Borrowings or LIBOR Borrowings, or a combination thereof, as the Borrower may request in accordance with the terms hereof.

2.01.1                  Revolving Credit Loan Promissory Notes.  The obligation of the Borrower to repay the Revolving Credit Loans to each Lender shall be evidenced by a Revolving Credit Note.  The Borrower shall deliver a Revolving Credit Note on the date of Closing to each of the Lenders executed by an Authorized Officer of the Borrower, with the face amount of each of such Revolving Credit Notes to be in the amount of the Revolving Credit Commitment of the respective Lender.

2.01.2                  Procedure For Revolving Credit Loan Borrowings.  The Borrower may borrow proceeds of the Revolving Credit Loans until (but not including) the Revolving Credit Termination Date, provided, that the Borrower delivers to the Agent an irrevocable notice (“Loan Request”) from an Authorized Officer of the Borrower (which Loan Request must be received by the Agent prior to 10:00 a.m.)  (a) two (2) Business Days prior to the requested Borrowing Date, if all or any part of the requested advances of proceeds of the Revolving Credit Loans are to be initially LIBOR Borrowings, or (b) on the requested Borrowing Date if all of the requested advances of proceeds of the Revolving Credit Loans are to be initially Adjusted Base Rate Borrowings.  Each Loan Request shall specify: (i) the aggregate amount to be borrowed, (ii)  the requested Borrowing Date,  (iii) whether the borrowing is to be a LIBOR Borrowing, an Adjusted Base Rate Borrowing, or a combination thereof, and (iv)  if the borrowing is to be entirely or partly a LIBOR Borrowing, the information required to be specified in the election described in Section 2.05.2(a) of this Agreement.  The Loan Requests may be delivered to the Agent via facsimile or by other electronic transmission or by telephonic request, it being agreed that the Agent may rely on the authority of the Person making any such request without receipt of any other confirmation.  The Agent shall promptly notify each Lender of the Agent’s receipt of each notice and the contents thereof.  Each Lender shall make the amount of its pro rata share (calculated in accordance with its respective Revolving Credit Commitment Percentage) of each requested borrowing available to the Agent for the account of the Borrower at the offices of the Agent specified in this Agreement prior to 12:00 Noon on the Borrowing Date requested by the Borrower in U.S. Dollars and in funds immediately available to the Agent.  Such borrowing will be made available to the Borrower on or prior to 1:00 p.m. by the Agent crediting the Borrower’s depository account maintained by the Agent with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent to an account maintained by the Borrower with the Agent.

2.01.3                  Repayment Of Revolving Credit Loans.  The Borrower unconditionally promises to pay to the Agent for the accounts of the Lenders the then unpaid principal amount of each Revolving Credit Loan of the Lenders on or before the Revolving Credit Termination Date (or on any earlier date on which the Revolving Credit Loans become due and payable as required by the stated provisions of this Agreement). The Borrower unconditionally promises to pay to the Agent for the ratable accounts of the Lenders all interest which has accrued upon the unpaid principal amounts of the Revolving Credit Loans from time to time outstanding from the date of Closing until the date of payment in full of the Revolving Credit Loans at the rates per annum and on the dates set forth in Section 2.04 of this Agreement.  All sums due to the Lenders in connection with the Revolving Credit Loans shall be paid in full on or before the Revolving Credit Termination Date.

2.01.4                  Permitted Purposes Of Revolving Credit Loans.  The proceeds of the Revolving Credit Loans shall be used by the Borrower solely for the general working capital needs and for the general corporate purposes of the Borrower and its Subsidiaries.

2.01.5                  Revolving Credit Unused Fees.  For each Fiscal Quarter until the termination of the Revolving Credit Commitments, the Borrower agrees to pay to the Agent for the ratable accounts of the Lenders a per annum fee (the “Revolving Credit Unused Fee”) calculated by subtracting (a) the sum of (i) the average daily disbursed aggregate principal balances of the Revolving Credit Loans during such Fiscal Quarter (calculated on the basis of the actual number of days elapsed in a year of 360 days) and (ii) the aggregate amount of LC Obligations from (b) the Revolving Credit Maximum Borrowing Amount (as such Revolving Credit Maximum Borrowing Amount may be reduced from time to time in accordance with Section 2.01.6 of this Agreement or increased from time to time in accordance with Section 2.01.7 of this Agreement), and multiplying any positive difference thereof by the Applicable Margin then in effect. The Revolving Credit Unused Fee shall be payable in arrears on the first Business Day of each succeeding Fiscal Quarter with the first of such payments to be scheduled for payment on May 1, 2010.

2.01.6                  Permanent Reduction Of Revolving Credit Maximum Borrowing Amount. The Borrower shall have the right at any time, upon not less than ten (10) Business Days prior written notice to the Agent, to permanently reduce, in whole or in part, without premium or penalty, the Revolving Credit Maximum Borrowing Amount, provided that (a) each reduction shall be in an amount of not less than Two Hundred Fifty Thousand Dollars ($250,000.00) or, if greater, a multiple of Fifty Thousand Dollars ($50,000.00), and (b) no reduction shall be permitted if, after giving effect thereto, and to any repayments of the Revolving Credit Loans made on the effective date thereof, the sum of the aggregate principal balances of the Revolving Credit Loans then unpaid and outstanding plus the aggregate amount of LC Obligations outstanding would exceed the Revolving Credit Maximum Borrowing Amount then in effect.

2.01.7                  Increase in Revolving Credit Commitments.

(a)                                  Request for Increase.  Provided there exists no continuing Default or Event of Default, upon notice to each of the Credit Parties, the Borrower may from time to time request an increase in the aggregate amount of Revolving Credit Commitments by an amount (for all such requests) not exceeding Fifty Million Dollars ($50,000,000.00); provided that (i) any such request for an increase shall be in a minimum amount of Five Million Dollars ($5,000,000.00), and (ii) the Borrower may make a maximum of three (3) such requests.  At the time of sending such notice, the Borrower (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(b)                                 Lender Elections to Increase.  Each Lender shall notify the Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Revolving Credit Commitment Percentage of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c)                                  Notification by Agent; Additional Lenders.  The Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase and subject to the approval of the Agent and the Issuing Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Agent and its counsel.

(d)                                 Effective Date and Allocations.  If the aggregate amount of Revolving Credit Commitments are increased in accordance with this Section, the Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e)                                  Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrower shall deliver to the Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Authorized Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties of the Borrower contained in this Agreement and the other Credit Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Default or Event of Default has occurred and is continuing.  The Borrower shall prepay any Revolving Credit Loans outstanding on the Increase Effective Date to the extent necessary to keep the outstanding Revolving Credit Loans held by each Lender ratable with any revised Revolving Credit Commitment Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section.

(f)                                    Conflicting Provisions.  This Section 2.01.7 shall supersede any provisions in Section 2.06.3 or 10.03 to the contrary.

Section 2.02.                             Letter of Credit Subfacility.  Subject to the terms and conditions set forth in this Agreement, the Borrower may request the issuance of, and the Issuing Lender in reliance upon the agreements of the Lenders set forth in Section 2.02.3 agrees to issue, Letters of Credit for the accounts of the Borrower’s or any of its Subsidiaries, in a form acceptable to the Issuing Lender, at any time and from time to time on any Business Day from the Closing Date through, but not including the LC Expiration

Date, provided, however, that (a) no Default or Event of Default has occurred and is then continuing, (b) the aggregate amount of LC Obligations (after giving effect to any requested issuance) shall not at any time exceed the Letter of Credit Sublimit, (c) the sum of the aggregate unpaid balances of the Revolving Credit Loans plus the aggregate amount of LC Obligations (after giving effect to any requested issuance) shall not exceed the Revolving Credit Maximum Borrowing Amount, (d) all Letters of Credit shall be denominated in Dollars, and not in any other currency, (e) Letters of Credit shall be issued for lawful corporate purposes and shall be issued as standby letters of credit, (f) the issuance of any Letter of Credit shall not violate any policies of the Issuing Lender, and (g) no Letter of Credit shall contain any provision for automatic reinstatement of the Stated Amount after any drawing thereunder.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of Letter of Credit Application or other LC Document submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

2.02.1.               Request for Issuance; Amendment; Renewal; Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender, to the Issuing Lender and the Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended together with a Letter of Credit Application, and specifying the proposed date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.02.2), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  Upon receipt of the Letter of Credit Application executed by an Authorized Officer of the Borrower, the Issuing Lender shall process such Letter of Credit Application and issue the Letter of Credit requested thereby, provided all fees and expenses in connection with such Letter of Credit have been paid and all other conditions precedent to the issuance of Letters of Credit have been satisfied and, provided further, the Issuing Lender shall not be required to issue any Letter of Credit earlier than three (3) Business Days after receipt by the Issuing Lender of the Letter of Credit Application and of all of the certificates, documents and other papers and information required by the Issuing Lender which relate thereto.  The Issuing Lender shall promptly furnish a copy of each Letter of Credit to the Agent, the Borrower and to each of the Lenders.  A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the proviso set forth in Section 2.02(a) through (g) is satisfied.  The Issuing Lender shall not be obligated to amend any Letter of Credit if the Issuing Lender would not be required at such time to issue such Letter of Credit in its amended form under the terms of this Agreement.

2.02.2.               Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (a) the date that is 365 days after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, 365 days after such renewal or extension) and (b) the LC Expiration Date, provided that any Letter of Credit may provide for the automatic renewal thereof for additional 365-day periods (which shall in no event extend beyond the LC Expiration Date).

2.02.3.               Agreement of Lenders To Purchase Proportionate Share of Letters of Credit.  In order to induce the Issuing Lender to issue Letters of Credit for the account of the Borrower in accordance with the terms of this Agreement, each Lender unconditionally and irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such Lender’s own account and risk an undivided interest equal to such Lender’s Revolving Credit Commitment Percentage in the Issuing Lender’s obligations and rights under each Letter of Credit issued hereunder and the amount of each LC Disbursement of the Issuing Lender.

Each Lender unconditionally and irrevocably covenants to the Issuing Lender that, if an LC Disbursement is made by the Issuing Lender with respect to any Letter of Credit for which the Issuing Lender is not immediately reimbursed in full by the Borrower, such Lender shall pay to the Agent, for the account of the Issuing Lender, upon the demand by the Agent, an amount equal to such Lender’s Revolving Credit Commitment Percentage of the unreimbursed amount of such LC Disbursement not later than 1:00 p.m. on the Business Day specified by the Agent in its demand for payment. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

2.02.4.               Reimbursement Obligations of the Borrower.  The Borrower unconditionally and irrevocably agrees to reimburse the Issuing Lender on each date on which either the Issuing Lender or the Agent notifies the Borrower of an LC Disbursement for the amount of the LC Disbursement, including but not limited to the amount of any draft so paid and any taxes, charges, or other costs or expenses incurred by the Issuing Lender in connection with such payment.  Each drawing under any Letter of Credit shall be deemed to automatically constitute a request by the Borrower to the Agent for an Adjusted Base Rate Borrowing of proceeds of the Revolving Credit Loans in the amount of such drawing to be made on the date on which either the Issuing Lender or the Agent notifies the Borrower of the drawing, and the proceeds of such Adjusted Base Rate Borrowing shall be advanced directly by the Agent to the Issuing Lender for application to the Borrower’s reimbursement obligations set forth in this Section.

2.02.5.               Borrower’s Reimbursement Obligations Are Absolute.  The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or has had against the Agent, the Issuing Lender, any of the Lenders, any beneficiary of a Letter of Credit or any other Person.  The Borrower agrees that none of the Agent, the Issuing Lender, or the Lenders shall be responsible for, nor shall the Borrower’s duties and obligations hereunder or under the Credit Documents be affected by, among other things (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any documents or of any endorsements thereon presented in connection with any draft upon a Letter of Credit, even though such documents shall in fact prove to be invalid, fraudulent or forged, (b) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred, or (c) any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  None of the Agent, the Issuing Lender, or any of the Lenders shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with the issuance, administration, or payment of any drafts presented against any Letter of Credit.  The Borrower agrees that any action taken or omitted by the Agent, the Issuing Lender, or the Lenders under or in connection with any Letter of Credit or the related drafts or documents shall be binding on the Borrower and shall not result in any liability of any of the Agent, the Issuing Lender, or the Lenders to the Borrower, absent gross negligence or willful misconduct.  In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

2.02.6.               Applicability of ISP98. Unless otherwise expressly agreed by the Issuing Lender and the Borrower, when a Letter of Credit is issued the rules of the ISP shall apply to each standby Letter of Credit.

2.02.7.               Interim Interest.  If the Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement at the Adjusted Base Rate then applicable to Revolving Credit Loans; provided that the Default Rate shall apply during any continuing Event of Default.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.02.3 to purchase a participation from the Issuing Lender shall be for the account of such purchasing Lender to the extent of such payment.

2.02.8.               Cash Collateralization.  Upon the request of the Agent (a) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an LC Borrowing (unless such LC Borrowing has been reimbursed by the proceeds of a Revolving Credit Loan in accordance with Section 2.02.4), or (b) if, as of the LC Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, or (c) a continuing Event of Default exists and the Loans have been accelerated and have become due and payable in accordance with Section 8.01 of this Agreement, the Borrower shall immediately “Cash Collateralize” all then outstanding LC Obligations (in an amount determined as of the date of such LC Borrowing or the LC Expiration Date or the date of acceleration of the Loans, as the case may be).  As used herein, the term “Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Issuing Lender and the Lenders, as collateral (“Cash Collateral”) for the LC Obligations, cash or deposit account balances in accordance with documentation in form and substance reasonably satisfactory to the Agent and the Issuing Lender (which documents are hereby consented to by the Lenders).  The Borrower hereby grants to the Agent, for the benefit of the Credit Parties, a security interest in all of such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts held by the Agent.

2.02.9.               Letter of Credit Fees.                              The Borrower shall pay to the Agent, for the ratable accounts of the Lenders, a letter of credit fee (the “Letter of Credit Fee”) on the aggregate daily Stated Amount of the outstanding Letters of Credit at the rate equal to the Applicable Margin for Revolving Credit Loans LIBOR Borrowings in effect from time to time, provided, that upon the implementation of the Default Rate and for so long as the same shall continue, the Letter of Credit Fee shall be increased to the Default Rate.  Letter of Credit Fees shall be payable (a) quarterly in arrears on the last Business Day of each Fiscal Quarter occurring during the term of this Agreement, and (b) on the Revolving Credit Termination Date or any other date on which the Revolving Credit Commitments are terminated.  The Borrower shall pay to the Agent, for the sole account of the Issuing Lender, a fronting fee of 0.125% of the Stated Amount on any new or extended Letters of Credit, plus such customary issuance, presentation, amendment and processing fees and all standard costs or charges of the Issuing Lender relating to letters of credit, as from time to time in effect.  Such fees and costs and charges shall be due and payable on demand and shall be nonrefundable.

2.02.10.         Letters of Credit Issued for Other Loan Parties or Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of another Loan Party or a Subsidiary of the Borrower or of another Loan Party, the Borrower shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the accounts of other Loan Parties and Subsidiaries of the Borrower and any other Loan Party inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such other Loan Parties and Subsidiaries.

2.02.11.         Increased Costs.  To the extent that after the Closing Date any Governmental Authority imposes any condition or requirement upon the Issuing Lender regarding the Letters of Credit and if the result of such condition or requirement is to directly or indirectly increase the cost to the Issuing Lender of issuing or maintaining any Letter of Credit, or to reduce the effective yield to the Issuing Lender of the amount receivable in respect thereof, then the Issuing Lender may any time after the additional cost is incurred or the yield of the amount receivable is reduced, notify the Borrower and the Agent, and the Borrower shall pay within ten (10) Business Days after demand such amounts as the Issuing Lender may specify to be necessary to compensate the Issuing Lender for such additional cost or reduced receipt, together with interest on such amount from the date of the notice of such event which results in such increased cost or reduction in amount receivable until payment in full thereof at a rate equal at all times to the Adjusted Base Rate applicable to Revolving Credit Loans.  The determination by the Issuing Lender of any amount due hereunder as set forth in a certificate setting forth the calculation thereof, shall, in the absence of manifest error, be final and conclusive and binding.

Section 2.03.                             Term Loans.                              Subject to the terms and conditions set forth herein, each Lender severally agrees to extend a term loan (each such term loan, a “Term Loan”) to the Borrower in the initially stated principal amount of each Lender’s respective Term Loan Commitment.  The Term Loans may be either Adjusted Base Rate Borrowings, or LIBOR Borrowings, or a combination thereof.

2.03.1.               Term Loan Notes.  The obligations of the Borrower to repay the Term Loans to each of the Lenders shall be evidenced by a Term Loan Note to be issued to each Lender in the stated principal amount of each Lender’s respective Term Loan Commitment.

2.03.2.               Payment.  The aggregate unpaid principal balances of the Term Loans shall be paid to the Agent for the ratable accounts of the Lenders in consecutive quarterly installments each in the amount of Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000.00) payable on each of the Principal Payment Dates.  All remaining unpaid balances of the Term Loans, including all unpaid principal, unpaid and accrued interest and fees, shall be paid in full on the Term Loan Maturity Date.  The Borrower unconditionally promises to pay interest to the Agent for the accounts of the Lenders on the unpaid principal balances of the Term Loans from time to time outstanding from the date of Closing until the date of the payment in full of the Term Loans at the rates per annum, and on the dates set forth in Section 2.04 of this Agreement.

2.03.3.               Mandatory Prepayments.  The Borrower shall have the obligation to pay, or cause to be paid, to the Agent for the accounts of the Lenders the following (collectively, “Mandatory Prepayments”):

(a)                                  Extraordinary Receipts.  The Borrower shall pay, or cause to be paid, to the Agent the Net Available Proceeds of any Extraordinary Receipts within five (5) Business Days of the receipt thereof by any Loan Party; provided, that, at the option of the Borrower and as long as no Default of Event of Default shall have occurred and be continuing or would be caused thereby, Net Available Proceeds from Extraordinary Receipts (other than from proceeds from the issuance of Indebtedness for borrowed money or Equity Issuances) in an aggregate amount not exceeding Ten Million Dollars ($10,000,000.00) (i.e., when aggregated with all other Net Available Proceeds not paid to the Agent as a Mandatory Prepayment) shall not be required to be paid to the Agent as a Mandatory Prepayment so long as an Authorized Officer of the Borrower delivers a certificate to the Agent within five (5) Business Days of the receipt of the Net Available Proceeds stating that the applicable Loan Party intends to use the Net Available Proceeds from the Extraordinary Receipts (the “Reinvestable Proceeds”) to purchase assets to be used by such Loan Party in its business (the “Qualified Assets”) within one hundred eighty (180) days after receipt of such proceeds and setting forth the estimated cost of the Qualified Assets.  After such election to use the Reinvestable Proceeds, on the date which occurs one hundred eighty (180) days after the receipt of the applicable Net Available Proceeds, the Borrower shall (i) deliver a certificate of an Authorized Officer of the Borrower to the Agent certifying as to the amount and use of such Reinvestable Proceeds actually used to purchase Qualified Assets, and (ii) deliver to the Agent for application in accordance with this Section 2.03.3, an amount equal to the remaining unused Reinvestable Proceeds.  The provisions of this Section 2.03.3(a) shall not be deemed a waiver of or constitute the implied consent of the Credit Parties to any transactions which are either prohibited by the terms of the Credit Documents or which by the terms of any of the Credit Documents require the prior consent of any or all of the Credit Parties.

(b)                                 Consolidated Excess Cash Flow Recapture.  Commencing for the Borrower’s Fiscal Year ending October 31, 2010, the Borrower shall pay, or cause to be paid, to the Agent for the account of the Lenders on or before each January 31st of each successive Fiscal Year an amount equal to fifty percent (50%) of the Consolidated Excess Cash Flow achieved by the Borrower and its Subsidiaries for the immediately ended Fiscal Year; provided, however, the amount required to be paid for the Fiscal Year ending October 31, 2010 shall be prorated based on the portion of such Fiscal Year between the Funding Date and October 31, 2010.  The amount of any Mandatory Prepayments due from the Consolidated Excess Cash Flow in any Fiscal Year shall be reduced by the amount of any voluntary prepayments made by the Borrower or by any other Loan Party in accordance with Section 2.03.4 of this Agreement.

(c)                                  Application Of Mandatory Prepayments.  The Mandatory Prepayments shall be applied first to the unpaid balances of the Term Loans, secondly to the unpaid balances of the Revolving Credit Loans, and thirdly to any other unpaid Obligations.  Mandatory Prepayments made upon the Term Loans shall be applied in the inverse order of scheduled maturities.

2.03.4.               Voluntary Prepayments. The Borrower may, upon notice to the Agent, at any time or from time to time voluntarily prepay the Term Loans in whole or in part without premium or penalty; provided that (a) such notice must be received by the Agent not later than 11:00 a.m. (i) three (3) Business Days prior to any date of prepayment of LIBOR Borrowings, and (ii) on the date of prepayment of Adjusted Base Rate Borrowings; and (b) any voluntary prepayment of the Term Loans shall be in a principal amount of not less than Five Million Dollars ($5,000,000.00).  Each such notice shall specify the date and amount of such prepayment and, if LIBOR Borrowings are to be prepaid, the Interest Period(s) of such LIBOR Borrowings.  The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Term Loan Commitment Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a LIBOR Borrowing shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 2.04.2(b)(iii).  Each such prepayment shall be applied to the Term Loans in accordance with the Term Loan Commitment Percentages of the Lender.

Section 2.04.                             Interest Terms Applicable To The Loans.  Interest shall accrue upon the unpaid principal balances of the Loans until the Loans have been repaid in full at the rate or rates described below in this Section 2.04.  Interest shall be paid in arrears on the applicable Interest Payment Dates.

2.04.1.               Adjusted Base Rate.  Absent a timely election by the Borrower of a LIBOR Borrowing in accordance with Section 2.04.2 of this Agreement, the unpaid balances of the Loans, including any balances of any LIBOR Borrowings for which the applicable Interest Period has expired, shall be deemed automatically to bear interest at the Adjusted Base Rate.  Changes in the Adjusted Base Rate shall be made when and as changes in the Base Rate occur.  Each election by the Borrower of an Adjusted Base Rate Borrowing shall be in the Minimum Borrowing Amount, or any multiple thereof.

2.04.2.               LIBOR Borrowing Option.  Subject to the terms of this Section, interest may accrue at the election of the Borrower for Interest Periods selected by the Borrower, at the Adjusted LIBOR Rate on portions of the unpaid principal balances of the Revolving Credit Loans and the Term Loans.  Any election for a LIBOR Borrowing shall be subject to the following terms and conditions:

(a)                                  Notice Of Election.  An Authorized Officer of the Borrower shall deliver by 10:00 a.m. on that Business Day which occurs two (2) Business Days prior to the Business Day on which the Borrower desires that an Interest Period commence, a written election to the Agent specifying: (i) the commencement date of and length of the relevant Interest Period, (ii) a statement as to whether the LIBOR Borrowing is to be applicable to the Term Loans or the Revolving Credit Loans, and (iii) the

Dollar amount of that portion of the total aggregate principal amount of the Loans identified by the Borrower, which are to bear interest at the Adjusted LIBOR Rate, which amount: (A) shall not be less than the Minimum Borrowing Amount; and (B) if elected with respect to the Term Loans shall not be in a principal amount greater than that sum obtained by deducting the aggregate amount of principal payments upon the Term Loans which are scheduled for payment on Principal Payment Dates occurring prior to the end of the subject Interest Period from the aggregate unpaid principal balances of the Term Loans.

(b)                                 Effect Of Election.  Interest shall accrue from and including the first day of each Interest Period selected by the Borrower to (but not including) the last day of such Interest Period at the Adjusted LIBOR Rate determined as applicable to such Interest Period upon the amount of the unpaid principal balances of the Loans identified by the Borrower in the Borrower’s written election.

(i)                                     Interest Periods.  There shall be no more than eight (8) Interest Periods outstanding at any one time.  No Interest Period may expire after the Maturity Date.

(ii)                                  Availability.  If prior to the commencement of any Interest Period for a LIBOR Borrowing: (A) the Agent is advised that the Required Lenders have determined that a Regulatory Change or a change in market conditions has made it impractical for the Lenders to offer pricing based on the Adjusted LIBOR Rate; or (B) the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period; or (C) the Agent is advised by the Required Lenders that the LIBOR Rate applicable to such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining the proposed LIBOR Borrowing for such Interest Period; then the Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any request to convert any borrowing to, or continue any borrowing as, a LIBOR Borrowing shall be ineffective and (y) any requested LIBOR Borrowing shall bear interest at the Base Rate.

(iii)                               Breakage Costs. The Borrower agrees to compensate the Lenders from time to time, upon demand from any Lender through the Agent, for all losses, expenses, lost earnings, costs and liabilities (including all interest paid to lenders of funds borrowed by the Lenders to carry LIBOR Borrowings) which any of the Lenders sustains if: (A) any repayment or prepayment of any LIBOR Borrowings (including any payment resulting from the acceleration of the Loans in accordance with the terms of this Agreement) or any conversion of a LIBOR Borrowing for any reason occurs on a date which is not the last day of the applicable Interest Period; or (B) any failure by the Borrower to borrow a LIBOR Borrowing or convert an Adjusted Base Rate Borrowing to a LIBOR Borrowing on the date for such borrowing or conversion specified in the relevant notice of election given by the Borrower to the Agent in accordance with the terms of this Agreement.

(iv)                              Termination Of Right To Elect LIBOR Borrowings.  Notwithstanding anything to the contrary set forth in this Agreement, and without limiting any other rights and remedies of the Lenders, the Required Lenders during any continuing Default or Event of Default may suspend the right of the Borrower to elect any new LIBOR Borrowing or to convert any Adjusted Base Rate Borrowing into a LIBOR Borrowing or to permit any LIBOR Borrowing to be renewed as a LIBOR Borrowing, in which case all LIBOR Borrowings shall be converted (on the last days of the respective Interest Periods therefor) or continued, as the case may be, as Adjusted Base Rate Borrowings.

2.04.3.               Calculation Of Interest. Interest shall be calculated upon Adjusted Base Rate Borrowings on the basis of a 365 or 366 days per year factor applied to the actual days on which there exists an unpaid balance of the Adjusted Base Rate Borrowings.  Interest shall be calculated upon LIBOR Borrowing on the basis of a 360 day per year factor applied to the actual days on which there exists an unpaid balance of the LIBOR Borrowing.

2.04.4.               Default Interest.  The interest rates payable upon the Loans may be increased to the Default Rate during any continuing Event of Default upon the election of the Required Lenders until the Event of Default has been cured to the satisfaction of the Required Lenders or waived by the Agent upon the authorization of the Required Lenders.

2.04.5.               Maximum Rate Of Interest.  Any provision contained in the Credit Documents to the contrary notwithstanding, the Lenders shall not be entitled to receive or collect, nor shall the Borrower be obligated to pay, interest, fees, or charges thereunder in excess of the maximum rate of interest permitted by any applicable Law, and if any provision of this Agreement, the Notes or any of the other Credit Documents is construed or held by any court of law or Governmental Authority having jurisdiction to permit or require the charging, collection or payment of any amount of interest in excess of that permitted by such Laws, the provisions of this Section shall control and shall override any contrary or inconsistent provision.  The intention of the parties is to at all times conform strictly with all applicable usury requirements and other Laws limiting the maximum rates of interest which may be lawfully charged upon the Loans.  The interest to be paid pursuant to the Notes shall be held subject to reduction to the amount allowed under said usury or other Laws as now or hereafter construed by the courts having jurisdiction, and any sums of money paid in excess of the interest rate allowed by applicable law shall be applied in reduction of the principal amount owing pursuant to the Notes.

Section 2.05.                             Late Payment Charges.  Any payment of principal, interest or fees due upon any of the Loans (including any final payment) which is received by the Agent more than fifteen (15) calendar days after its due date shall incur a late payment charge equal to five percent (5%) of the amount of the payment due, which charge shall be immediately due and payable.  The existence of the right by the Lenders to receive a late payment charge shall not be deemed to constitute a grace period or provide any right to the Borrower to make a payment other than on such payment’s scheduled due date.

Section 2.06.                             Pro Rata Treatment And Payments.

2.06.1.               Distribution Of Payments To Lenders.  Except as otherwise expressly provided to the contrary by the terms of this Agreement, all payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise shall be made without set-off or counterclaim and shall be made prior to 12:00 Noon on the due date thereof to the Agent for the accounts of the Lenders at the Agent’s offices in Buffalo, New York in immediately available Dollars.  The Agent shall promptly distribute to each Lender by wire transfer such Lender’s pro rata share of each of such payments in like funds as received.  The Agent may assume that the Borrower has made such payments on the applicable date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or to the Issuing Lender, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payments, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate or a rate determined by the Agent in accordance with banking industry customs and rules on interbank compensation.

2.06.2.               Funding Of Loans.  The Lenders agree that the Agent may assume that each Lender will fund timely its pro rata portion of each borrowing requested by the Borrower in accordance with the terms of this Agreement and that the Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (a) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate or a rate determined by the Agent in accordance with banking industry customs and rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Agent in connection with the foregoing, and (b) in the case of a payment to be made by the Borrower, the interest rate applicable to Adjusted Base Rate Borrowings.  If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable borrowing to the Agent, then the amount so paid shall constitute such share included in the subject borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.

2.06.3.               Ratable Sharing.  Each borrowing by the Borrower shall be made ratably from the Lenders in accordance with their applicable respective Commitment Percentages.  Any reduction in the Revolving Credit Maximum Borrowing Amount shall be made ratably among the Lenders in accordance with their respective Revolving Credit Commitment Percentages. Each payment (including each prepayment) by the Borrower on account of principal and interest on the Loans shall be shared pro rata by the Lenders in accordance with their respective balances of the Loans which are being paid.

2.06.4.                                                               Setoffs, Counterclaims, Other Payments.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in LC Obligations held by it resulting in such Lender’s receiving payment greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value in Dollars) participations in the Loans and participations in the LC Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                                     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.07.                             Application Of Payments.  Except as expressly required to the contrary by the terms of this Agreement, all payments received upon the Loans may be applied first to Credit Party Expenses, next to late payment charges, then to accrued interest and the unpaid principal balances of the Loans, or in such other order as elected by the Required Lenders.

Section 2.08.          Increased Costs.

2.08.1.         Increased Costs Generally.  If any Change In Law shall:

(a)     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Lender;

(b)     subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Borrowing made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.09 and the imposition of, or any change in the rate of, any Excluded Taxes payable by such Lender or the Issuing Lender); or

(c)     impose on any Lender or the Issuing Lender or the London Interbank Market any other condition, cost or expense affecting this Agreement or any LIBOR Borrowing made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Borrowing (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Lender, the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

2.08.2.         Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

2.08.3.         Certificate for Reimbursement.  A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in this Section 2.08 and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

2.08.4.         Delay in Requests.  Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section or Section 2.02.11 shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.09.          Taxes.

2.09.1.         Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions and (c) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

2.09.2.         Payment of Other Taxes by the Borrower.  Without limiting the provisions of Section 2.09.1 above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

2.09.3.         Indemnification by the Borrower.  The Borrower shall indemnify the Agent, each Lender and the Issuing Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

2.09.4.         Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

2.09.5.         Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(a)       duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(b)       duly completed copies of Internal Revenue Service Form W-8ECI,

(c)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of  Internal Revenue Service Form W-8BEN, or

(d)       any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

2.09.6.         Treatment of Certain Refunds.  If any Credit Party determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Credit Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of such Credit Party, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Credit Party in the event that such Credit Party is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require such Credit Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 2.10.          Mitigation Obligations; Replacement of Lenders.

2.10.1.         Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.08, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.09, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.08 and 2.09, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.10.2.         Replacement of Lenders. If any Lender requests compensation under Sections 2.08 or 2.09, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Sections 2.08 or 2.09, or if any Lender defaults in its obligation to fund Loans hereunder, or if in connection with any proposed amendment, modification, termination, waiver or consent with respect to any terms of the Credit Documents as contemplated by Section 10.03, the consent of the Required Lenders has been obtained but the consent of a Lender whose consent is required shall not have been obtained, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require any of such Lenders to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.08), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrower shall have paid to the Agent the assignment fee specified in Section 10.08;

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 2.08 or payments required to be made pursuant to Section 2.09, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with applicable laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.11.          Fees.  The Borrower shall pay to M&T Bank for M&T Bank’s own account such fees as are required by the terms of the Fee Letter.

Section 2.12.          Payments.  All payments received by the Credit Parties which are to be applied to reduce the Obligations shall be provisional and shall not be considered final unless and until such payment is not subject to avoidance under any provision of the Bankruptcy Code, as amended, including Sections 547 and 550, or any state law governing insolvency or creditors’ rights.  If any payment is avoided or set aside under any provision of the Bankruptcy Code, including Sections 547 and 550, or any state law governing insolvency or creditors’ rights, the payment shall be considered not to have been made for all purposes of this Agreement and the Credit Parties shall adjust their respective records to reflect the fact that the avoided payment was not made and has not been credited against the Obligations.

Section 2.13.          Advancements.  If the Borrower or any other Loan Party fails to perform any of its respective agreements or covenants contained in the Credit Documents or if the Borrower or any other

Loan Party fails to protect or preserve the Collateral or any other security for the Obligations or the status and priority of the Liens of the Credit Parties in the Collateral or in any other security for the Obligations and such failure shall remain uncured for three (3) Business Days after the Agent shall have notified the Borrower thereof, the Agent for the account of the Lenders may make advances to perform the same on behalf of the Borrower or other Loan Party to protect or preserve the Collateral or any other security for the Obligations or the status and priority of the Liens of the Credit Parties in the Collateral or in any other security for the Obligations, and all sums so advanced shall immediately upon such advance become secured by the Liens granted in the Credit Documents and any other security for the Obligations, and shall become part of the principal amount owed to the Lenders with interest to be assessed at the Default Rate.  The Borrower shall repay on demand all sums so advanced on the Borrower’s behalf, plus all expenses or costs incurred by the Agent, on account of the Lenders, including reasonable legal fees, with interest thereon.  The provisions of this Section shall not be construed to prevent the institution of the rights and remedies of the Agent upon the occurrence of an Event of Default.  The authorization contained in this Section is not intended to impose any duty or obligation on the Agent or any other Credit Party to perform any action or make any advancement on behalf of the Borrower and is intended to be for the sole benefit and protection of the Credit Parties.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Borrower makes the following representations and warranties to the Credit Parties as of the Closing Date and, as of each date on which any Revolving Credit Loan is requested or made or any Letter of Credit is requested or issued (for purposes hereof, each extension or other amendment of a Letter of Credit shall constitute an issuance thereof), and as of each date on which any Loan or portion of a Loan is converted to or continued as a LIBOR Borrowing:

Section 3.01.          Organization and Qualification.  Each Loan Party and each Subsidiary of each Loan Party (a) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the state (or nation and/or province or other applicable jurisdiction, in the case of a Foreign Subsidiary) of incorporation or organization of such Loan Party or Subsidiary, (b) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, and (c) is duly licensed or qualified and in good standing in all jurisdictions where the property owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary (except to the extent that the failure to be licensed, qualified or in good standing is not reasonably likely to cause a Material Adverse Change).

Section 3.02.          Capitalization and Ownership.  As of the Closing Date, the authorized Capital Stock and the issued and outstanding Capital Stock of the respective Guarantors consists of those shares of common stock described as disclosed on Schedule 3.02, having such par value as may be indicated therein, of which that number of shares indicated therein as issued and outstanding are in fact issued and outstanding.  All of the Capital Stock of the Guarantors indicated as issued and outstanding has been validly issued and is fully paid and nonassessable.  As of the Closing Date, there are no options, warrants or other rights outstanding to purchase any Capital Stock of any Guarantor, except as disclosed on Schedule 3.02.

Section 3.03.          Subsidiaries.  No Loan Party nor any Subsidiary of a Loan Party has any Subsidiaries as of the Closing Date, except as disclosed on Schedule 3.03.  Each Loan Party has good and marketable title to all the Capital Stock of any Subsidiary which such Loan Party owns, free and clear of any Lien other than Permitted Encumbrances.  There are no options, warrants or other rights outstanding to purchase any shares of Capital Stock of any Subsidiary  of any Loan Party or, to the best of the Borrower’s knowledge, any Restricted Subsidiary, nor are any securities of any Subsidiary or, to the best of the Borrower’s knowledge, any Restricted Subsidiary, convertible into or exchangeable for their common stock.  Except for any investments in such assets permitted under the provisions of this Agreement, (a) no Loan Party or, to the best of the Borrower’s knowledge, Restricted Subsidiary, owns directly or indirectly any Capital Stock of any other Person, (b) no Loan Party or, to the best of the Borrower’s knowledge, Restricted Subsidiary, is a partner (general or limited) of any partnership, and (c) no Loan Party or, to the best of the Borrower’s knowledge, Restricted Subsidiary is a party to any joint venture and or otherwise owns (beneficially or of record) any Equity Interest or similar interest in any other Person.

Section 3.04.          Power and Authority.  Each of the Loan Parties has the full power to enter into, execute, deliver, carry out and perform this Agreement and the Credit Documents to which it is a party, to incur the Indebtedness contemplated by the Credit Documents and to perform its respective obligations under the Credit Documents to which it is a party and all of such actions have been duly authorized in each instance by all necessary corporate proceedings.

Section 3.05.          Validity and Binding Effect.  This Agreement has been, and each Credit Document, when executed and delivered by the respective Loan Parties, will have been, duly and validly executed and delivered by the Loan Parties which are signatories thereto.  This Agreement and each of the other Credit Documents executed and delivered by the respective Loan Parties will, upon such execution and delivery, constitute the legal, valid and binding obligations of such Loan Parties, enforceable against the respective Loan Parties in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization moratorium or similar laws affecting the rights of creditors generally and to the effect of general principles of equity whether applied by a court of law or equity.

Section 3.06.          No Conflict.  Neither the execution and delivery by the Borrower of this Agreement nor the execution and delivery by any other Loan Party of any Credit Documents to which it is a party, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof by the Borrower or the other Loan Parties will (a) conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the Organization Documents of any Loan Party or (ii) any Law or any agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party is a party or by which it is bound or to which it is subject, which conflict, default or breach would cause a Material Adverse Change, or (b) result in the creation or enforcement of any Lien upon any property (now or hereafter acquired) of any of the Loan Parties (other than Liens securing the Obligations and the Permitted Encumbrances).

Section 3.07.          Litigation.  Except as otherwise set forth in the Borrower’s Form 10-K for the Fiscal Year ending October 31, 2009, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened against any Loan Party or any Restricted Subsidiary, at law or in equity, before any Governmental Authority which individually or in the aggregate, could be reasonably expected to result in any Material Adverse Change; and no Loan Party or Restricted Subsidiary is in violation of any order, writ, injunction or decree of any Governmental Authority, the violation of which could reasonably be expected to result in any Material Adverse Change.

Section 3.08.          Financial Statements; Financial Projections.

3.08.1.         Financial Statements.  The Borrower has previously delivered to the Agent correct and complete copies of the audited consolidated balance sheets and statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries as of and for its Fiscal Year ended October 31, 2009, including the footnotes thereto.  Such financial statements fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the end of the periods covered thereby and the results of the Borrower’s and its Subsidiaries’ operations and the changes in the Borrower’s and its Subsidiaries’ financial positions for the periods covered thereby, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby subject.

3.08.2.         Books and Records. (a)  The books of account and other financial records of the Borrower and its Subsidiaries as in effect on the Closing Date are correct and complete in all material respects, represent actual, bona fide transactions and have been maintained in accordance with sound business and accounting practices; and (b) as of the Closing Date, the Borrower and its Subsidiaries maintain an adequate system of internal accounting controls and do not engage in or maintain any off-the-books accounts or transactions.

3.08.3.         Absence of Material Liability.  As of the Closing Date, except with respect to the Acquisition, neither the Borrower nor any of its Subsidiaries have any material liabilities of any kind, whether direct or indirect, fixed or contingent or otherwise which is not disclosed upon the consolidated financial statements of the Borrower and its Subsidiaries which have been provided to the Credit Parties; other than executory obligations under contracts, leases, or other agreements which GAAP would not require to be set forth in the consolidated financial statements of the Borrower and its Subsidiaries.

3.08.4.         Financial Projections.  The Borrower has delivered to the Credit Parties financial projections of the Borrower and its Subsidiaries for the period  commencing November 1, 2010 and ending October 31, 2012.  Such projections set forth in the judgment of the Borrower a reasonable range of possible results in light of the history of the businesses of the Borrower and its Subsidiaries, and present reasonably foreseeable conditions and the intentions of the management of the Borrower and its Subsidiaries.  In the reasonable judgment of the Borrower, such projections accurately reflect the liabilities of the Borrower and its Subsidiaries on the Closing Date, after giving effect to the transactions contemplated by this Agreement.  No events have occurred since the preparation of the projections which would cause the projections, taken as a whole, not to be reasonably attainable; provided, however, that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurances can be given that any such projections will be realized and that actual results may differ from any such projections and such differences may be material.

Section 3.09.          Margin Stock.  Neither the Borrower nor any of its Subsidiaries engages or intends to engage principally, or as one of its important activities, in the business of incurring Indebtedness or extending credit to others for the purpose, immediately, incidentally or ultimately, of purchasing or carrying “margin stock” (within the meaning of Regulation U issued by the Federal Reserve Board).  No part of the proceeds of any Loan or other extension of credit hereunder has been or will be used, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund or retire Indebtedness originally incurred for such purpose.  As of the Closing Date neither the Borrower nor any of its Subsidiaries intends to hold any margin stock.

Section 3.10.          Full Disclosure.  Neither this Agreement nor any Credit Document, nor any certificate, statement, agreement or other document furnished to the Credit Parties in writing by the Loan Parties, contains any misstatement of a material fact or, taken as a whole, omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.  As of the Closing Date, there is no fact known to the Borrower which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole, which has not been set forth in this Agreement or the Credit Documents or in the certificates, statements, agreements or other documents furnished in writing to the Credit Parties before or at the date hereof in connection with the transactions contemplated hereby and thereby.

Section 3.11.          Tax Returns and Payments.  All federal and state tax returns that are required by applicable Law to be filed by the Borrower and its Subsidiaries, which are material to the conduct of their business, have been filed or properly extended.  All taxes, assessments and other governmental charges levied upon the Borrower and its Subsidiaries, or any of their respective properties, assets, income or franchises which are due and payable have been paid in full other than (a) those presently payable without penalty or interest, (b) those which are being contested in good faith by appropriate proceedings, and (c) those which, if not paid, would not, in the aggregate, constitute a Material Adverse Change; and as to each of items (a), (b) and (c) the Borrower and its Subsidiaries have established reserves for such claims as have been determined to be adequate by application of GAAP consistently applied.  There are no agreements or waivers extending the statutory period of limitations applicable to any consolidated federal income tax return of the Borrower and its Subsidiaries for any period.

Section 3.12.          Consents and Approvals.  No consent, approval, exemption, order or authorization of, or a registration or filing with any Governmental Authority or any other Person is required by any Law or any agreement (other than the Credit Documents) in connection with the execution, delivery and carrying out of this Agreement and the Credit Documents to which any Loan Party is a party.

Section 3.13.          No Event of Default; Compliance with Instruments.  No event has occurred and is continuing and no condition exists or will exist after giving effect to the Loans which constitutes an Event of Default or a Default. No Loan Party or Subsidiary of a Loan Party is in material violation of any term of its Organization Documents.

Section 3.14.          Compliance with Laws.  Each of the Loan Parties and their respective Subsidiaries are in compliance in all material respects with all applicable Laws in all jurisdictions in which any of the Loan Parties or their Subsidiaries are presently doing business, the non-compliance with which could reasonably be likely to be, or result in, a Material Adverse Change.

Section 3.15.          ERISA Compliance.

3.15.1.         Plans and Contributions.  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (“IRS”) or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

3.15.2.         Pending Claims.  There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to result in a Material Adverse Change.  There has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Change.

3.15.3.         ERISA Events.  (a) No ERISA Event has occurred or is reasonably expected to occur, (b) no Pension Plan has any Unfunded Pension Liability, (c) no Loan Party and no ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (d) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan, and (e) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be reasonably subject to Section 4069 or 4212(c) of ERISA.

Section 3.16.          Title to Properties.  The Loan Parties and their Subsidiaries have good title to, or a valid leasehold interest in, all their respective real and personal property material to the conduct of their businesses, taken as a whole.

Section 3.17.          Insurance.  There are in full force and effect for the benefit of the Loan Parties and their Subsidiaries insurance policies and bonds providing adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of the Loan Parties and their Subsidiaries in accordance with prudent business practices in the respective industries of the Loan Parties and their Subsidiaries.  As of the Closing Date, and, as of each subsequent reaffirmation of this representation and warranty, except as otherwise previously disclosed in writing to the Agent, no notice has been given or claim made and to the knowledge of the Loan Parties, no grounds exist, to cancel or void any of such policies or bonds or to reduce the coverage provided thereby.

Section 3.18.          Employment Matters.  Each Loan Party and each Subsidiary of a Loan Party is in material compliance with all employee benefit plans, employment agreements, collective bargaining agreements and labor contracts and all applicable Laws thereto.  There are no outstanding grievances, arbitration awards or appeals relating to any of the foregoing plans, agreements or contracts, or, to the knowledge of the Borrower, threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any Loan Party or any Subsidiary of a Loan Party which could reasonably be expected to result in any Material Adverse Change.  All payments due or to become due from any Loan Party or the Subsidiary of the Loan Party on account of obligations in respect of employee health and welfare insurance which could reasonably be expected to have a Material Adverse Change if not paid have been paid or, in the case of such amounts not yet due, have been recorded as liabilities on the books of the Borrower and its Subsidiaries.

Section 3.19.          Solvency.  As of the Closing Date, and as of the date of each advance of the proceeds of any Loan and each issuance or renewal of any Letter of Credit, as the case may be, and after giving effect to such advances or issuances or renewals, each of the Loan Parties and each Subsidiary of a Loan Party, taken as a whole is, and will remain, Solvent.

Section 3.20.          Material Contracts; Burdensome Restrictions.  Except as otherwise disclosed on Schedule 3.20, as of the Closing Date, all contracts required to be filed by the Borrower with the Securities and Exchange Commission pursuant to Item 1.01 of Form 8K relating to the business operations of the Loan Parties and their Subsidiaries, are valid, binding and enforceable upon the Loan Parties and their Subsidiaries, and to the knowledge of the Borrower, the other parties thereto, without any material defaults thereunder.

Section 3.21.          Patents, Trademarks, Copyrights, Licenses, Etc.  Each Loan Party owns or possesses all the patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights which are materially necessary to own and operate its assets and to carry on its business as presently conducted and the Borrower has no knowledge that any such intellectual property materially infringes upon the valid and enforceable rights of any other Persons.

Section 3.22.          Liens.  The Liens in the Collateral granted to the Credit Parties pursuant to the Credit Documents constitute and will continue to constitute valid and enforceable Liens under all applicable Laws, having the priority required herein and in the other Credit Documents, and are entitled to all the rights, benefits and priorities provided by applicable Law.  All filing fees and other expenses in connection with each such action have been or will be paid by the Borrower.

Section 3.23.          Environmental Compliance.  The Borrower’s and the other Loan Parties’ businesses, operations and Properties, are in compliance with applicable Environmental Laws, and neither the Borrower nor any Loan Party has any Environmental Liabilities, taken as a whole, which could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

Section 3.24.          Anti-Terrorism Laws.  The making and funding of the Loans, the Borrower’s use of the proceeds thereof, the issuance of the Letters of Credit hereunder and the use thereof will not violate the Act or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, and shall not be in violation of any federal statute or Presidential Executive Order, including Executive Order 13224 66 Fed. Reg. 49079 (September 25, 2001) (Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism).

Section 3.25.          Acquisition.  The Borrower has delivered to the Agent full and complete copies of the Purchase Agreement.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.01.          Conditions to Closing.  Prior to the Agent’s and Lender’s execution of this Agreement each of the following conditions shall be satisfied:

4.01.1.         Closing Submissions.  The Agent’s receipt of the following, each properly executed by an Authorized Officer of the signing Loan Party, each dated either the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Agent and its counsel, (a) executed counterparts of this Agreement and the other Credit Documents, (b) Notes executed by the Borrower in favor of each Lender requesting a Note for each Loan extended by such Lender, (c) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Authorized Officers of each Loan Party as the Agent may require evidencing the identity, authority and capacity of each Authorized Officer thereof authorized to act as a Authorized Officer in connection with this Agreement and the other Credit Documents to which such Loan Party is a party, (d) such documents and certifications as the Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and (e) a favorable opinion of counsel to the Loan Parties, addressed to the Agent and the Lenders as to the matters addressed in Exhibit F attached hereto.

4.01.2.         Fees.  Any fees required to be paid on or before the Closing Date shall have been paid.

4.01.3.         Closing Date.  The Closing Date shall have occurred on or before February 28, 2010.

4.01.4.         Existing Revolver.  The termination of the Existing Revolver.

4.01.5.         Purchase Agreement.  The receipt and satisfactory review by the Lenders of the Purchase Agreement.

4.01.6.         Acquisition Information.  Satisfactory review by the Agent and Lenders of the final form, substance and terms and conditions of the Acquisition, including the Borrower’s proposed organizational and legal structure, final projections, purchase allocation and accounting and all other matters related to the Acquisition.

Section 4.02.         Condition To Funding Date.  The obligations of each Lender to make any advances of proceeds of the Loans and the obligations of the Issuing Lender to issue any Letters of Credit hereunder are subject to the reasonable satisfaction on or before the Funding Date of the following conditions precedent:

4.02.1.         Funding Submissions.  The Agent’s receipt of the following each properly executed by an Authorized Officer of the signing Loan Party, each dated on the Funding Date and each in form and substance reasonably satisfactory to the Agent and its counsel, (a) a certificate signed by an Authorized Officer of the Borrower certifying the absence of any continuing Defaults or Events of Default, (b) a duly completed closing certificate, signed by a Authorized Officer of the Borrower certifying compliance with Sections 4.02.3, 4.02.4 and 4.02.5 of this Agreement, (c) evidence that all insurance required to be maintained by the terms of the Credit Documents is in effect, and (d) such other assurances, certificates, documents, consents or opinions as the Agent, the Issuing Lender, or the Required Lenders reasonably may require.

4.02.2.         Credit Party Expenses.  The Borrower shall have paid in full all Credit Party Expenses to the extent invoiced prior to or on the Funding Date.

4.02.3.         Senior Leverage Ratio.  As of the Funding Date the Senior Leverage Ratio of the Loan Parties shall not exceed 1.5 to 1.0.

4.02.4.         Debt Capitalization Ratio.  On the Funding Date the Borrower’s Debt Capitalization Ratio shall not exceed 0.5 to 1.0.

4.02.5.         Minimum Equity.  The Borrower shall have contributed not less than One Hundred Million Dollars ($100,000,000.00) in cash to finance the Acquisition.

4.02.6.         Acquisition Date.  The Funding Date shall not occur prior to the date of closing and consummation of the Acquisition.

4.02.7.         Subsidiaries.  Any Person to become a Subsidiary of the Borrower as a result of the Acquisition shall have executed counterparts to the Guaranty Agreement and Security Agreement in order to become a Guarantor and Obligor (as defined in the Security Agreement) thereunder and the Equity Interest in such Person shall have been pledged to the Agent, all in accordance with the terms of Section 5.14 hereof.

4.02.8.         Funding Date.  The Funding Date shall occur no later than of March 31, 2010.

4.02.9.         Landlord Warehouseman Agreements.  The Borrower shall have delivered to the Agent landlord agreements and warehouse agreements, in forms reasonably acceptable to the Agent, for each location any Collateral is located which is not owned by a Loan Party unless:  (i) the Collateral is held by a processor or bailee for which the Borrower has complied with the last sentence of Section 5.06 of this Agreement; (ii) the Borrower delivers to the Agent a certification that the Borrower, after using commercially reasonable efforts, has been unable to obtain such agreement, or (iii) the location is a warehouse for which the value of the Collateral held in such warehouse is less than One Million Dollars ($1,000,000.00).

4.02.10.       Additional Documents.   The Borrower shall have executed and delivered to the Agent an appropriate Lender Addendum, Revolving Credit Note and Term Note for each Lender based on each Lender’s Commitments

4.02.11.       Lien Release.   The Borrower shall have provided evidence reasonably acceptable to the Agent that all security interests and liens (other than liens which are Permitted

Encumbrances) on the assets of all Persons to become a Subsidiary of the Borrower as a result of the Acquisition have been terminated or will be terminated as of the Funding Date.

Section 4.03.          Conditions To Advances Of Proceeds Of Loans And Issuances Of Letters Of Credit After Closing Date.  The obligations of each Lender and of the Issuing Lender to honor any request for the advance of any proceeds of the Loans or the issuance or reissuance of any Letters of Credit after the Closing Date or request to renew or amend any Letter of Credit after the Closing Date, shall be subject to the satisfaction of the following conditions precedent:

4.03.1.         Representations And Warranties.  The representations and warranties of the Loan Parties contained in Article 3 of this Agreement or in any other Credit Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of any such advance of proceeds of the Loans or issuance of Letters of  Credit, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

4.03.2.         Absence Of Defaults And Events Of Default.  No continuing Default or Event of Default shall exist, or would result from such requested advance or issuance.

4.03.3.         No Material Adverse Changes.  No Material Adverse Changes shall have occurred since the Closing Date.

ARTICLE 5

AFFIRMATIVE COVENANTS

The Borrower agrees that until the payment and satisfaction in full of all of the Obligations (other than contingent indemnity Obligations that survive termination of the Credit Documents), it will comply with and cause the other Loan Parties to comply with the covenants set forth in this Article 5.

Section 5.01.          Payment and Performance.   All Obligations shall be paid and performed in full when and as due.

Section 5.02.          Insurance.  The Borrower and each Loan Party shall obtain and maintain and shall cause its Subsidiaries to obtain and maintain such insurance coverages as are reasonable, customary and prudent for businesses engaged in activities similar to the business activities in which it is engaged.  Without limitation to the foregoing, (a) the Borrower and the other Loan Parties shall each maintain fire and extended coverage casualty insurance covering the Collateral and their respective assets in amounts reasonably satisfactory to the Agent consistent with prudent practices and sufficient to prevent any co-insurance liability (which amount shall be the full insurable value of the assets and properties insured unless the Agent in writing agrees to a lesser amount), naming the Agent for the benefit of the Credit Parties as sole loss payee and/or additional insured with respect to the Collateral, with insurance companies and upon policy forms which are acceptable to and approved by the Agent; and (b) the Loan Parties shall maintain commercial umbrella insurance policy with not less than Thirty Million Dollars ($30,000,000.00) of coverage and product/human clinical trial coverage of not less than Thirty Million Dollars ($30,000,000.00).  The Loan Parties shall submit to the Agent copies of the insurance policies and paid receipts evidencing payment of the premiums due on the same.  The casualty insurance policies shall be endorsed so as to make them noncancellable unless thirty (30) days prior notice of cancellation is provided to the Agent.

Section 5.03.                             Collection Of Accounts; Sale Of Inventory.  The Loan Parties shall collect their respective Accounts and sell their respective inventory only in the ordinary course of their respective businesses, subject to customary credit and collection policies.

Section 5.04.                             Notice Of Litigation And Proceedings.  The Borrower and each other Loan Party shall give prompt notice to the Agent of any action, suit, citation, violation, direction, notice or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting such Loan Party, or the assets or properties thereof, which, if determined adversely to such Loan Party (a) could require it to pay over more than the Threshold Amount or deliver assets the value of which exceeds that sum, or (b) could reasonably be expected to cause a Material Adverse Change.

Section 5.05.                             Payment Of Liabilities To Third Persons.  The Borrower and each other Loan Party shall pay when and as due, or within applicable grace periods, all liabilities due to third persons, which individually or in the aggregate have an unpaid amount exceeding the Threshold Amount, except when the amount thereof is being contested in good faith by appropriate proceedings and with adequate reserves therefor being set aside by it.

Section 5.06.                             Notice Of Change Of Business Location Or Of Jurisdiction of Organization; Notice of Name Change.  Each of the Borrower and the other Loan Parties shall notify the Agent thirty (30) days in advance (or such shorter period as may be agreed to by the Agent) of,  (a) any change in the location of its chief executive office, and (b) any change to its name or jurisdiction of organization.  Prior to moving any Collateral (or other property securing the Obligations) to any location not owned by a Loan Party (other than deliveries to Account Debtors of sold or leased goods, deliveries to bailees, agents and processors and the delivery of Collateral having a value of less than One Million Dollars ($1,000,000.00) to a warehouse), each Loan Party shall use its commercially reasonable efforts to obtain and deliver to the Agent an agreement, in form and substance acceptable to the Agent, pursuant to which the owner of such location shall:  (i) subordinate any rights which it may have, or thereafter may obtain, in any of the Collateral or other property to the rights and security interests of the Credit Parties; and (ii) allow the Agent access to the Collateral or other property in order to remove the Collateral or other property from such location.  In addition, if any Collateral having a value in excess of One Million Dollars ($1,000,000.00) is at any time in the possession or control of a bailee or any agent or processor the Borrower shall (a) notify the Agent of such possession, (b) notify such Person of the Agent’s security interest for the benefit of the Lenders in such Collateral, (c) instruct such Person to hold all such Collateral for the Agent’s account subject to the Agent’s instructions and (d) use its commercially reasonable efforts to obtain an acknowledgment from such Person that it is holding such Collateral for the benefit of the Agent.

Section 5.07.                             Payment of Taxes.  Each of the Borrower and the other Loan Parties shall pay or cause to be paid when and as due all Taxes imposed upon it or on any of its property or which it is required to withhold and pay over to the taxing authority or which it must pay on its income, except where contested in good faith, by appropriate proceedings and at its own cost and expense; provided, however, that no Loan Party shall be deemed to be contesting in good faith by appropriate proceedings unless,  (a)  such proceedings operate to prevent the taxing authority from attempting to collect the Taxes, (b) the Collateral is not subject to sale, forfeiture or loss during such proceedings, (c) the applicable Loan Party’s contest does not subject the Credit Parties to any liabilities owed to or claims from the taxing authority or any other person, (d) the applicable Loan Party establishes appropriate reserves for the payment of all Taxes, court costs and other expenses for which such Loan Party would be liable if unsuccessful in the contest, (e) the applicable Loan Party prosecutes the contest continuously to its final conclusion, and (f) at the conclusion of the proceedings, the applicable Loan Party promptly pays all amounts determined to be payable, including but not limited to all Taxes, legal fees and court costs.

Section 5.08.                             Reporting Requirements.  The Borrower shall submit the following items to Agent:

5.08.1.                           Inventory Reports.  As periodically requested by the Agent, reports of the inventory of the Borrower on such reporting forms as are required by the Agent from time to time, certified to be accurate and correct by an Authorized Officer of the Borrower.

5.08.2.                           Receivables And Accounts Payable Reports.  As periodically requested by the Agent:  (a) a report and aging of the Accounts of the Borrower; and (b) an accounts payable report and aging for the Borrower.  Such reports shall be accompanied by such reports, copies of sales journals, remittance reports, and other documentation as the Agent may reasonably request from time to time.

5.08.3.                           Quarterly Financial Statements.  As soon as available and in any event within fifty (50) calendar days after the end of each Fiscal Quarter, the Borrower shall submit to the Credit Parties a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and a consolidated statement of income and retained earnings of the Borrower and its Subsidiaries for such quarter, and a consolidated statement of cash flow of the Borrower and its Subsidiaries for such quarter, all in reasonable detail and stating in comparative form the respective consolidated figures for the corresponding date and period in the previous Fiscal Year and all prepared in accordance with GAAP and certified by an Authorized Officer of the Borrower (subject to year-end adjustments and the lack of footnotes).

5.08.4.                           Annual Financial Statements.  As soon as available and in any event within ninety (90) calendar days after the end of each Fiscal Year, the Borrower shall submit to the Agent, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and a consolidated statement of income and retained earnings of the Borrower and its Subsidiaries for such Fiscal Year, and a consolidated statement of cash flow of the Borrower and its Subsidiaries for such Fiscal Year, all in reasonable detail and stating in comparative form the respective consolidated figures for the corresponding date and period in the prior Fiscal Year and all prepared in accordance with GAAP and accompanied by an audited opinion thereon issued by independent certified public accountants selected by the Borrower and reasonably acceptable to the Required Lenders.

5.08.5.                           Management Letters.  Promptly upon receipt thereof, the Borrower shall submit to the Agent copies of any reports submitted to the Borrower or to its Subsidiaries by independent certified public accountants in connection with the examination of the financial statements of the Borrower and its Subsidiaries made by such accountants.

5.08.6.                           Compliance Certificate.  The Borrower shall submit a Compliance Certificate to the Agent, within fifty (50) calendar days after the end of each Fiscal Quarter.

5.08.7.                           Reports To Other Creditors.  Promptly after the furnishing thereof, the Borrower shall submit to the Agent copies of any statement or report furnished to any other Person pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to the Agent pursuant to any other provisions of this Agreement.

5.08.8.                           Management Changes.  The Borrower shall notify the Agent promptly of any changes in the personnel holding the positions of Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of the Borrower.

5.08.9.                           Notice of Defaults and Events of Default.  The Borrower shall promptly give written notice to the Agent of the occurrence of any Default or Event of Default, setting forth in such notice the details thereof, and the action which the Borrower is taking or proposes to take with respect thereto.

5.08.10.                     SEC Filings.  Within five (5) days after the sending, filing, or receipt thereof, and to the extent not readily available to the public through the internet, copies of:  (a) all financial statements, reports, notices and proxy statements that the Borrower sends to its shareholders; and (b) all regular, periodic and special reports, registration statements and prospectuses that the Borrower renders to or files with the Securities And Exchange Commission or any national securities exchange, including without limitation each of the Forms 10-K and 10-Q filed by the Borrower with the Securities And Exchange Commission.

5.08.11.                     General Information. In addition to the items set forth in subparagraphs 5.08.1 through 5.08.10 above, the Borrower agrees to submit, and cause the other Loan Parties to submit, to the Agent such other information respecting the condition or operations, financial or otherwise, of the Loan Parties as the Agent may reasonably request from time to time.

Section 5.09.                             Preservation of Existence, Etc.  The Borrower and the other Loan Parties shall each (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to cause a Material Adverse Change, and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to cause a Material Adverse Change.

Section 5.10.                             Maintenance of Assets and Properties.  Each of the Borrower and the other Loan Parties shall maintain, preserve and protect all of its material assets and properties necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and except as otherwise permitted to be disposed of in accordance with the terms of this Agreement.

Section 5.11.                             Compliance with Laws.  Each of the Borrower and the other Loan Parties shall comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and except where the noncompliance with which would not or could not reasonably be expected to cause a Material Adverse Change.

Section 5.12.                             Inspection Rights. Each of the Borrower and the other Loan Parties shall permit representatives and independent contractors of the Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Loan Parties; provided, however, that when a continuing Default or Event of Default exists any Credit Party (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.

Section 5.13.                             Environmental Matters and Indemnification. Each of the Borrower and the other Loan Parties shall comply, and shall cause its Subsidiaries to comply with all applicable Environmental Laws, the non-compliance with which could reasonably be expected to cause a Material Adverse Change.  The Loan Parties shall investigate any circumstances which give the Loan Parties reason to believe or suspect the Contamination of any of the Properties, which Contamination could reasonably be expected to cause a Material Adverse Change.  The Loan Parties shall promptly perform any remediation of such Contamination required under applicable Environmental Laws.

Section 5.14.                             Additional Guarantors.  The Borrower shall notify the Agent at the time that any Person becomes a Subsidiary of the Borrower, and promptly thereafter (and in any event within thirty

(30) days) if such Subsidiary is a Domestic Subsidiary, cause such Person to (a) become a Guarantor by executing and delivering to the Agent a counterpart of the Guaranty Agreement or such other document as the Agent shall deem appropriate for such purpose, (b) become an Obligor under the Security Agreement by executing and delivering to the Agent a counterpart of the Security Agreement or such other document as the Agent shall deem appropriate for such purpose, and (c) deliver to the Agent documents of the types referred to in clauses (c) and (d) of Section 4.01.1 and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Agent.  The Borrower shall also exercise and deliver, or cause to be delivered, to the Agent such documents as the Agent may require in order to have the equity interest in such Person pledged to the Agent, for the benefit of the Loan Parties, as security for the Obligations, provided that if such Person is a Foreign Subsidiary only sixty-five percent (65%) (or if less, the full amount owned by the Borrower or any of its Subsidiaries) of the voting equity interest and one hundred percent (100%) (or if less, the full amount owned by the Borrower or any of its Subsidiaries) of the non-voting equity interest shall be pledged to the Agent for the benefit of the Lenders as security for the Obligations.

ARTICLE 6

NEGATIVE COVENANTS

The Borrower agrees that until the payment and performance in full of all of the Obligations (other than contingent indemnity Obligations that survive termination of the Credit Documents), it will not do, and it will not permit any of the other Loan Parties to do, any of the following:

Section 6.01.                             Liens.  Neither the Borrower nor any other Loan Party shall create, incur, assume or suffer to exist any Lien upon any of its properties (real or personal), assets or revenues, whether now owned or hereafter acquired, other than Liens securing the Obligations and Permitted Encumbrances.

Section 6.02.                             Investments And Loans.  Neither the Borrower nor any other Loan Party shall make any Investments or extend any loans or credit facilities to any Persons, except (a) Investments in Cash Equivalents, (b) advances to its employees in the ordinary course of business for travel, entertainment, relocation and general ordinary course of business purposes and loans to employees to purchase Capital Stock of Parent, (c) extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, (d) acquisitions of fixed assets, equipment and Inventory in the ordinary course of business to the extent not otherwise prohibited by the terms of this Agreement, (e) Investments and credit accommodations provided by any Loan Party to another Loan Party, (f) the Acquisition and Permitted Acquisitions, (g) loans and advances provided by any Loan Party to any of its Subsidiaries which are subordinated to the repayment of the Obligations and which have been assigned as collateral security to the Agent for the ratable benefit of the Lenders, and (h) Investments or extensions of loans or credit facilities permitted pursuant to Section 6.03, (i) Investments or loans or credit facilities to one or more Foreign Subsidiary in an aggregate amount not exceeding One Million Dollars ($1,000,000.00) in any Fiscal Year, and (j) Investments not otherwise permitted hereunder in an aggregate amount not exceeding Two Million Dollars ($2,000,000.00) in any Fiscal Year; provided, however, if the unpaid balance of the Term Loans and the Revolving Credit Loans are zero, the Borrower may make Short Term Investments provided (i) such Investments are made with cash and Cash Equivalents; (ii) the Borrower maintains cash and Cash Equivalents of not less than Forty Million Dollars ($40,000,000.00) following the making of such Short-Term Investments; and (iii) no Revolving Credit Loans shall be made pursuant to this Agreement while any Investments not otherwise permitted hereunder are owned by the Borrower or any other Loan Party.

Section 6.03.                             Indebtedness.  No Loan Party shall create, incur, assume or suffer to exist any Indebtedness, except (a) the Obligations, (b) Indebtedness outstanding on the Closing Date and listed on Schedule 6.03 attached hereto and any refinancings, refundings, renewals or extensions thereof; provided that the amount of any such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (c) obligations (contingent or otherwise) of any Loan Party existing or arising under any Interest Rate Hedge Agreements, provided that (i) such obligations are (or were) entered into either in connection with the Obligations or in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Loan Party, or changes in the value of securities issued by such Loan Party, and not for purposes of speculation or taking a “market view,” and (ii) such Interest Rate Hedge Agreement does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, (d) foreign exchange hedging transactions entered into in the ordinary course of business to manage the foreign currency risks of the Loan Parties and their Subsidiaries, (e) Indebtedness in respect of capital leases and purchase money obligations for capital assets; provided that the aggregate amount of all of such Indebtedness at anytime outstanding shall not exceed the Threshold Amount, (f) Indebtedness owed to other Loan Parties, (g) Indebtedness secured by Permitted Encumbrances, (h) unsecured Indebtedness in an aggregate amount not to exceed the Threshold Amount at any time outstanding, and (i) Indebtedness permitted pursuant to Section 6.02(g).

Section 6.04.                             Fundamental Changes.  No Loan Party or Subsidiary of a Loan Party shall merge, dissolve, liquidate, consolidate with or into another Person (whether in one transaction or in a series of transactions), except that, so long as no continuing Default or Event of Default exists and no Material Adverse Change has occurred and no Default, Event of Default or Material Adverse Change would be likely to result therefrom after giving effect thereto (a) any Subsidiary of the Borrower may merge with the Borrower provided that the Borrower is the continuing or surviving Person of such merger, (b) any Subsidiary of the Borrower may merge with or liquidate into any other Subsidiary of the Borrower, provided that the continuing surviving Person from such merger shall be a Guarantor, (c) any Restricted Subsidiary of the Borrower may merge with or liquidate into any other Restricted Subsidiary of the Borrower, or (d) a Subsidiary of the Borrower may merge into an Acquisition Target or Amerifit.

Section 6.05.                             Dispositions.  No Loan Party or Subsidiary of a Loan Party shall make any Disposition or enter into any agreement to make any Disposition without the consent of the Required Lenders, except (a) Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of similar replacement property, (b) the sale of residual ownership rights in vehicles and equipment upon the termination of operating leases, (c) Dispositions the Net Available Proceeds of which are applied pursuant to Section 2.03.03, and (d) Dispositions not otherwise permitted hereunder in an aggregate amount not exceeding Ten Million Dollars ($10,000,000.00) which are intended to be used to purchase Qualified Assets pursuant to Section 2.03.3.(a) of this Agreement, provided that the Borrower complies with the terms of Section 2.03.3.(a) of this Agreement.

Section 6.06.                             Restricted Payments.  No Loan Party may declare or make, directly or indirectly, any Restricted Payments, or incur any obligation (contingent or otherwise) to do so, except that each Subsidiary of the Borrower may make Restricted Payments to the Borrower.

Section 6.07.                             Change in Nature Of Business.  No Loan Party and no Subsidiary of a Loan Party shall engage in any material line of business substantially different from (a) those lines of business conducted by it on the Closing Date (taking into account the Acquisition), or (b) any business substantially related or incidental to the lines of business conducted by it on the Closing Date.

Section 6.08.                             Transactions With Affiliates.  No Loan Party and no Subsidiary of any Loan Party shall enter into any transaction of any kind with any Affiliate (other than with its wholly-owned Subsidiaries), whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable as would be obtainable at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

Section 6.09.                             Burdensome Agreements; Negative Pledges.  No Loan Party shall enter into or grant any negative pledges or agreements restricting its ability to pledge its assets or to grant Liens against its assets, except as otherwise expressly provided for in the Credit Documents and except to the extent that any capital lease or purchase money facility of any of the Loan Parties prohibits the granting of Liens against the equipment that is being leased or financed, as applicable, pursuant to such capital lease or purchase money facility.  No Subsidiary of the Borrower shall enter into any contractual obligation that limits the ability of such Subsidiary (a) to make Restricted Payments to the Borrower or to otherwise transfer property to the Borrower, or (b) with respect to any Domestic Subsidiary, to guarantee the Obligations.

Section 6.10.                             Use Of Proceeds.  The Loan Parties shall not use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry “margin stock” (within the meaning of the Margin Regulations) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

Section 6.11.                             Consolidated Leverage Ratio.  The Borrower shall not permit the Consolidated Leverage Ratio to exceed 2.50 to 1.0.

Section 6.12.                             Consolidated Fixed Charge Coverage Ratio.  The Borrower shall not permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.40 to 1.0.

Section 6.13.                             Minimum Consolidated EBITDA.  The Borrower shall not permit the Consolidated EBITDA of the Borrower and its Subsidiaries for the four (4) consecutive Fiscal Quarters most recently ended prior to the date of determination to be less than Ninety Million Dollars ($90,000,000.00) as of the end of any Fiscal Quarter; provided, however, for any period after October 31, 2010 in which the Borrower’s Consolidated Leverage Ratio does not exceed 1.0 to 1.0 this covenant of minimum Consolidated EBITDA shall not be applicable and shall not be tested.

ARTICLE 7

EVENTS OF DEFAULT

The occurrence of any of the following events or conditions shall constitute an Event of Default.

Section 7.01.                             Failure To Pay.  The failure or refusal of the Borrower to pay (a) all or any amount or installment of principal due upon the Loans or upon any LC Borrowing (whether scheduled, by acceleration, or as otherwise required by the terms of the Credit Documents), or (b)  any interest, fees or any other payment Obligation within one (1) Business Day after demand thereof by the Agent.

Section 7.02.                             Violation Of Covenants.  The failure or refusal of the Borrower to (a) perform, observe, and comply with any covenant, agreement, or condition contained in Article 6 of this Agreement, or (b) the failure of the Borrower to provide any of the reports or items required by Section 5.09 of this Agreement and such failure continues for a period of ten (10) Business Days after notice thereof by the Agent, or (c) timely perform, observe and comply with any other covenant, agreement, or condition contained in this Agreement (not specified above in Section 7.01, 7.02(a), 7.02(b) or any other Section of this Article 7), and such failure or refusal continues for a period of thirty (30) calendar days after notice thereof by the Agent.

Section 7.03.                             Representation Or Warranty.  Any representation or warranty made by the Borrower or by any other Loan Party herein or in any Credit Document or in any Compliance Certificate or other document or instrument delivered from time to time to any of the Credit Parties shall be false, incorrect, or misleading in any material respect when made or deemed made.

Section 7.04.                             Cross-Default.  The Borrower or any other Loan Party (a) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or guarantee (other than Indebtedness hereunder and Indebtedness under Interest Rate Hedge Agreements) having an aggregate principal amount of more than the Threshold Amount, or (b) fails to observe or perform any other agreement or condition relating to any such Indebtedness or guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause (without regard to any existing intercreditor arrangements), with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such guarantee to become payable or cash collateral in respect thereof to be demanded; or (c) there occurs under any Interest Rate Hedge Agreement an “Early Termination Date” (as defined in such Interest Rate Hedge Agreement) resulting from (i) any event of default under such Interest Rate Hedge Agreement as to which the Borrower or any Loan Party is the “Defaulting Party” (as defined in such Interest Rate Hedge Agreement), or (ii) any “Termination Event” (as so defined under such Interest Rate Hedge Agreement) as to which the Borrower or any Loan Party is an “Affected Party” (as so defined under such Interest Rate Hedge Agreement) and, in either event, the Swap Termination Value owed by the Borrower or such Loan Party as a result thereof is greater than the Threshold Amount.

Section 7.05.                             Judgments.  The Borrower or any of the other Loan Parties shall suffer final judgments for the payment of money aggregating for all Loan Parties in excess of the Threshold Amount in excess of available insurance proceeds and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings, execution has not been commenced or if commenced has been effectively stayed.

Section 7.06.                             Levy By Judgment Creditor.  A judgment creditor of any Loan Party shall obtain possession of any of the Collateral by any means, including but not limited to levy, distraint, replevin or self-help, and the Loan Parties shall not remedy same within thirty (30) days thereof; or a writ of garnishment is served on the Agent or any other Credit Party relating to any of the accounts of the Borrower maintained with the Agent or any other Credit Party.

Section 7.07.                             Involuntary Insolvency Proceedings.  The institution of involuntary Insolvency Proceedings against the Borrower or any Loan Party and the failure of any such Insolvency Proceedings to be dismissed before the earliest to occur of (a) the date which is ninety (90) days after the institution of such Insolvency Proceedings, (b) the entry of any order for relief in the Insolvency Proceeding or any order adjudicating the Borrower or any other Loan Party insolvent, or (c) the impairment (as to validity, priority or otherwise) of any Lien of the Credit Parties in any of the Collateral.

Section 7.08.                             Voluntary Insolvency Proceedings.  The commencement by the Borrower or by any other Loan Party of Insolvency Proceedings.

Section 7.09.                             Attempt To Terminate Or Limit Guaranties.  The receipt by a Credit Party of notice from a Guarantor that such Guarantor is attempting to terminate or limit any portion of its obligations under a Guaranty Agreement.

Section 7.10.          ERISA.  An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount.

Section 7.11.          Injunction.  The issuance of any injunction against the Borrower or any other Loan Party which enjoins or restrains the Borrower or any other Loan Party from continuing to conduct any material part of its business affairs which continues for more than ten (10) days.

Section 7.12.          Change Of Control.  The occurrence of any Change of Control of the Borrower.

Section 7.13.          Material Adverse Change.  The occurrence of a Material Adverse Change.

ARTICLE 8

RIGHTS AND REMEDIES OF CREDIT PARTIES

ON THE OCCURRENCE OF AN EVENT OF DEFAULT

Upon the occurrence of an Event of Default and during the continuance thereof:

Section 8.01.          Credit Parties’ Specific Rights And Remedies.  In addition to all other rights and remedies provided by applicable Laws and the terms of the Credit Documents, upon the occurrence and during the continuance of any Event of Default, the Agent may, on behalf of the Lenders and shall, at the direction of the Required Lenders (a) declare the commitment of each Lender to advance proceeds of the Loans and any obligation of the Issuing Lender to issue any Letters of Credit to be terminated, (b) accelerate and call immediately due and payable all or any part of the Obligations, (c) require the Loan Parties to Cash Collateralize the LC Obligations, (d) seek specific performance or injunctive relief to enforce performance of the undertakings, duties, and agreements provided in the Credit Documents, whether or not a remedy at law exists or is adequate, (e) exercise any rights of a secured creditor under applicable Laws against the Collateral, including (i) the right to take possession of the Collateral without the use of judicial process or hearing of any kind, (ii) the right to require the Loan Parties to assemble the Collateral at such place as the Agent may specify, and (iii) the right to sell the Collateral, in whole or in part, at either private or public sale, and (f) seek the appointment of a receiver for any or all of the Loan Parties and/or the assets of any or all of the Loan Parties.

Section 8.02.          Automatic Acceleration.  Upon the occurrence and during the continuance of an Event of Default as described in Sections 7.07 or 7.08 of this Agreement, Commitments shall automatically terminate, the Obligations shall be automatically accelerated and due and payable without any notice, demand or action of any type on the part of the Credit Parties, the obligations of the Issuing Lender to issue Letters of Credit shall be automatically terminated, and the Loan Parties shall be automatically required to Cash Collateralize the LC Obligations.

Section 8.03.          Consent To Appointment Of Receiver. The Borrower irrevocably consents to the appointment of a receiver upon the request of the Agent during any continuing Event of Default for it and for any or all of its business affairs and its assets, which receiver shall be authorized to have and exercise the broadest powers permitted or available under applicable Laws to operate, manage, conserve, liquidate and sell any or all of the Borrower’s assets.

Section 8.04.          Remedies Cumulative.  The rights and remedies provided in this Agreement and in the other Credit Documents or otherwise under applicable Laws shall be cumulative and the exercise of any particular right or remedy shall not preclude the exercise of any other rights or remedies in addition to, or as an alternative of, such right or remedy.

Section 8.05.          Application Of Funds.  After the exercise of remedies (or after the Loans have automatically become immediately due and payable and the LC Obligations have automatically been required to be Cash Collateralized), any amounts received on account of the Obligations shall be applied by the Agent in the following order:

8.05.1.         First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses, reimbursements, and other amounts (including Credit Party Expenses) payable to the Agent and to that part of the Obligations owed to any of the Credit Parties or to Affiliates of any of the Credit Parties for Bank Products, as described in item (d) in the definition of Obligations.

8.05.2.         Second, to the payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuing Lender (including Credit Party Expenses), ratably among the Lenders.

8.05.3.         Third, to the payment of that portion of the Obligations constituting Letter of Credit Fees, accrued and unpaid interest on the Loans, the LC Borrowings, and other Obligations, ratably among the Lenders and the Issuing Lender in proportion to the respective amounts described in this clause Third payable to them.

8.05.4.         Fourth, on a pari passu basis (a) to the payment of that portion of the Obligations constituting unpaid principal of the Loans and the LC Borrowings ratably among the Lenders and the Issuing Lender in proportion to the respective amounts described in this clause Fourth held by them, and (b) to pay or cash collateralize any Obligations of the Borrower to any Interest Rate Hedge Provider arising from any Interest Rate Hedge Agreement (including Swap Termination Values).

8.05.5.         Fifth, to the Agent for the account of the Issuing Lender, to Cash Collateralize that portion of the LC Obligations comprised of the aggregate undrawn amount of Letters of Credit.

8.05.6.         Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by applicable Laws.

Amounts used to Cash Collateralize either the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above or the Interest Rate Hedge Agreements pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit and payment obligations under the Interest Rate Hedge Agreements as they occur.  If any amounts remain on deposit as Cash Collateral after all Letters of Credit have been fully drawn or have expired and all Interest Rate Hedge Agreements have been terminated, such remaining amount shall be applied to other Obligations, if any, in the order set forth above.

ARTICLE 9

THE AGENT

Section 9.01.          Appointment.  Each of the Lenders and the Issuing Lender hereby irrevocably designates and appoints M&T Bank as administrative agent under this Agreement and the other Credit Documents and each Lender and the Issuing Lender authorizes M&T Bank as their respective administrative agent to take such action on their behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and such other Credit Documents, together with such other powers as are reasonably incidental thereto.  The provisions of this Article 9 are solely for the benefit of the Credit Parties and no Loan Party shall have any rights as a third party beneficiary of any of such provisions, provided the Borrower shall have the benefit of the provision in Section 9.05 requiring the Borrower’s consent to the appointment of a  successor Agent if there are no continuing Defaults or Events of Default.

Section 9.02.          Exculpatory Provisions.

9.02.1.         No Fiduciary, Discretionary or Implied Duties.  The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents.  Without limiting the generality of the foregoing, the Agent:

(a)           Shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)           Shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Credit Document or applicable Law; and

(c)           Shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of their Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

9.02.2.         No Liability for Certain Actions.  The Agent shall not be liable for any action taken or not taken by it (a) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 and 10.03) or (b) in the absence of its own gross negligence or willful misconduct.

9.02.3.         Knowledge.  The Agent shall be deemed not to have knowledge of any Default or Event of Default or Material Adverse Change unless and until written notice describing such Default, Event of Default or Material Adverse Change is given to the Agent by a Credit Party or by a Loan Party.

9.02.4.         No Duty to Inquire.  The Agent shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (b) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (d) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (e) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 9.03.          Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper

Person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.04.          Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 9.05.          Resignation of Agent.  The Agent may at any time give notice of its resignation to the Credit Parties and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the prior written approval of the Borrower (which approval shall not be unreasonably withheld or delayed, and shall not be required if a Default or Event of Default shall have occurred and be continuing), to appoint a successor, which shall be a bank with an office in the State of Maryland.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Agent meeting the qualifications set forth above provided that if the Agent shall notify the Borrower and the Lenders and Issuing Lender that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders or the Issuing Lender under any of the Credit Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged therefrom as provided above in this paragraph.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Section 9.06.          Non-Reliance on Agent and Other Lenders.  Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the Issuing Lender acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this

Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.07.          Agent May Hold Collateral For Lenders and Others.  The Lenders, Issuing Lender and the Loan Parties acknowledge that any Security Documents relating to the Loans, the Letters of Credit, the Obligations, or the Collateral, including all of such documents filed in the public records in order to evidence or perfect the Liens and security interests granted in the Credit Documents, may name only the Agent, as agent for the Lenders (including, but not limited to, the Issuing Lender) as the secured party, mortgagee, beneficiary, or as lienholder.  The Lenders (including, but not limited to, the Issuing Lender) and the Loan Parties authorize the Agent to hold any or all of the above-described security interests and Liens in and to the Collateral as the agent for the ratable benefit of the Lenders.

Section 9.08.          The Agent In Its Individual Capacity.  The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, including the Person serving as the Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

ARTICLE 10

MISCELLANEOUS

Section 10.01.        Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

If to the Loan Parties:

Manufacturers And Traders Trust Company

25 S. Charles Street, 12th Floor

Baltimore, Maryland 21201

Attn:       Hugh E. Giorgio, Vice President

Facsimile: (410) 244-4447

           -and-

Manufacturers And Traders Trust Company

10025 Governor Warfield Parkway, Suite 300

Columbia, Maryland 21044

Attn:       Robert F. Topper, Vice President

Facsimile: (410) 964-6849

If to the BORROWER:

Martek Biosciences Corporation

6480 Dobbin Road

Columbia, Maryland 21045

Attn:     David M. Feitel, Esquire

Facsimile: (410) 740-2985

With A Courtesy Copy To:

HOGAN & HARTSON L.L.P.

100 International Drive, Suite 2000

Baltimore, Maryland 21202

Attn.: Kevin G. Gralley, Esquire

Facsimile:  (410) 659-2701

If to any Lender, to it at its address (or facsimile number) set forth on the signature pages of this Agreement, on the respective Lender Addendum, or in any Assignment And Assumption.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to any funding or issuance mechanics if such Lender or the Issuing Lender, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication.  The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

Section 10.02.        Course of Conduct.  No failure or delay by any Credit Party in exercising any right or power under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Credit Parties under the Credit Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Credit Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless such waiver is made in accordance with Section 10.03 of this Agreement, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No waiver or indulgence by any of the Credit Parties shall constitute a future waiver of performance or exact performance by any of the Loan Parties.  No amendment or waiver shall be effective unless in writing.  Without limiting the generality of the foregoing, the advance of proceeds of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or an Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time of such advance or issuance.

Section 10.03.        Waivers and Amendments. Except as expressly set forth herein, any term, covenant, agreement or condition of this Agreement or of any of the other Credit Documents may be amended or waived by the Required Lenders on behalf of the Lenders, and any consent may be given by the Required Lenders on behalf of the Lenders; provided, however, that no amendment, waiver or consent shall (a) without the prior written consent of each Lender directly affected thereby, (i) increase or decrease the principal amount of any Loans or of any Commitments of any Lender, (ii) extend the Revolving Credit Termination Date, the Term Loan Maturity Date or the LC Expiration Date, (iii) change any Commitment Percentage of any such Lender, (iv) change Sections 2.07 or 8.05 in a manner that would alter the pro rata sharing of payments required thereby, (v) postpone the originally scheduled time or times of payment of the principal of any of the Loans, the time or times of payment of interest or of any fees on account of any of the Loans or Letters of Credit or LC Obligations, or the time or times of payment of any of the reimbursement obligations in respect of the Letters of Credit or of any other LC Obligations, or (vi) reduce the rates of interest or fees payable on any of the Loans or other Obligations, or (b) without the prior written consent of all of the Lenders, (i) release all or substantially all of the Collateral (other than as specifically authorized by the terms of this Agreement or any of the other Credit Documents), (ii) release any Guarantor; (iii) amend the definition of Required Lenders or modify in any other manner the number or percentage of Lenders required to make any determinations; (iv) amend the provisions of this Section 10.03; and provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent or the Issuing Lender hereunder without the prior written consent of the Agent and Issuing Lender, respectively.  Except as expressly provided to the contrary in this Agreement and with the exception of amendments to any provision of Article 9 of this Agreement, this Agreement may not be amended without the prior written consent of the Borrower.  The Agent and all of the Lenders may amend or modify any provision of Article 9 of this Agreement without the need for any consent or approval from the Borrower or any Loan Party (provided the Borrower’s approval shall be required to revise the requirement in Section 9.05 to obtain the consent of Borrower to the appointment of a new Agent if there are no continuing Defaults or Events of Default).  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the principal amounts of any Loans held by such Defaulting Lender may not be increased or decreased and the Commitments and Commitment Percentages of such Defaulting Lender may not be increased or decreased without the consent of such Defaulting Lender.

Section 10.04.        Expenses. The Borrower shall pay all Credit Party Expenses, including, without limitation (a) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and the recordation of any Credit Documents (including all recording costs and taxes, transfer taxes, documentary stamps, and the like), (b) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (c) all reasonable out-of-pocket expenses incurred by  the Agent, any Lender or the Issuing Lender in connection with the enforcement or protection of their respective rights under this Agreement and the other Credit Documents.

Section 10.05.        Indemnity.  The Borrower shall indemnify, and shall cause the other Loan Parties to indemnify, each of the Credit Parties and each Related Party of any of the Credit Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (a) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (b) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party, any contamination of a Property or of any other Collateral, or any Environmental Liability of the Borrower or any of its Subsidiaries, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of any Indemnitee, or (ii) result from a claim brought by a Loan Party against any Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower or any other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. To the extent that the Borrower and the other Loan Parties for any reason fail to indefeasibly pay any amount required by this Section 10.05 to be paid to the Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, (but without limiting the obligation of the Borrower or such other Loan Parties to do so) each Lender severally agrees to pay to the Agent (or any sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s applicable pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) or the Issuing Lender in connection with such capacity.

Section 10.06.        Waiver of Claims.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the administration thereof, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.  Without limitation to the foregoing, the Borrower acknowledges that the Agent will make available to the Lenders materials and information, including the Information, provided by or on behalf of the Loan Parties by posting such materials and information on IntraLinks, or another similar electronic system.

Section 10.07.        Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations without the prior written consent of the Agent and each other Credit Party and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 10.08, (b) by way of participation in accordance with the provisions of Section 10.11, or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.12 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.11) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 10.08.        Assignments By Lenders.  Each Lender may assign to one or more Eligible Assignees all or any portion of such Lender’s interests, rights and obligations set forth in this Agreement or the other Credit Documents, including all or a portion of its Commitments and the Loans (including for purposes hereof, its participations in LC Obligations) provided that (a) an administrative fee in the amount of Three Thousand Five Hundred Dollars ($3,500.00) is paid to the Agent by either the assigning Lender or the Eligible Assignee in connection with the assignment, (b) if less than all of the assigning Lender’s Commitments and Loans is to be assigned, the amount of the Commitments and Loans so assigned shall be for an aggregate principal amount of not less than Five Million Dollars ($5,000,000.00), (c) each partial assignment shall be made as an assignment of a proportionate amount of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and Commitments assigned, (d) the parties to each such assignment shall execute and deliver an Assignment And Assumption to the Agent (with copies to be sent contemporaneously to each Lender), for its acceptance, and (e) such Assignment And Assumption does not require the filing of a registration statement with the Securities And Exchange Commission or require the Loans or the Notes to be qualified in conformance with the requirements imposed by any blue sky laws or other laws of any state.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment And Assumption, which effective date is at least five (5) Business Days after the execution thereof, (a) the Eligible Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment And Assumption, have the rights, duties, and obligations of a Lender hereunder, and (b) the assigning Lender thereunder shall, to the extent provided in such Assignment And Assumption, be released from its duties and obligations under this Agreement but shall continue to be entitled to all indemnification and reimbursement rights provided to the Lenders by the Borrower pursuant to any of the Credit Documents with respect to facts, events, and circumstances occurring prior to the effective date of such assignment.  By executing and delivering an Assignment And Assumption, the assigning Lender thereunder and the Eligible Assignee thereunder confirm to and agree with each other and the other parties to this Agreement the facts and matters as set forth in such Assignment and Assumption.  Lenders may only assign their interests in the Commitments, the Loans, and Credit Documents to Eligible Assignees. Any assignment or transfer by a Lender of rights or obligations under the Credit Documents that does not comply with this paragraph shall be treated for purposes of the Credit Documents as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.11 of this Agreement.  Any consent of the Borrower that is required for a proposed assignee to be eligible to be an Eligible Assignee shall be deemed to have been given by the Borrower unless the Borrower objects to such proposed assignee by written notice to the Agent within five (5) Business Days after having received notice of the proposed assignment to such assignee.

Section 10.09.        Register.  The Agent shall maintain a copy of each Assignment And Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the amount of the Loans with respect to each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or the Lenders at any reasonable time and from time to time upon reasonable prior notice.

Section 10.10.        Procedures for Implementing Lender Assignments.  Upon the Agent’s receipt of an Assignment And Assumption executed by an assigning Lender and an Eligible Assignee together with any Note or Notes subject to such Assignment and Assumption and any necessary consents to such Assignment and Assumption, the Agent shall, if such Assignment and Assumption has been completed and is substantially in the form of Exhibit A attached hereto (a) accept such Assignment And Assumption, (b) record the information contained therein in the Register, (c) give prompt notice thereof to the Borrower, and (d) promptly deliver a copy of such Assignment And Assumption to the Borrower.  Within three (3) Business Days after receipt of notice, the Borrower shall execute and deliver to the Agent, in exchange for the surrendered Notes, new Notes to the order of such Eligible Assignee in amounts equal to the Commitments and Commitment Percentages assumed by it pursuant to such Assignment And

Assumption and new Notes to the order of the assigning Lender in an amount equal to the Commitments and Commitment Percentages retained by the assigning Lender.  Such Notes shall be in the aggregate stated principal amount equal to the aggregate principal amount of such surrendered Notes, shall be dated the effective date of such Assignment And Assumption and shall otherwise be in substantially the form of the assigned Notes delivered to the assigning Lender.  The surrendered Notes shall be canceled and returned to the Borrower. The Borrower expressly acknowledges that the cancellation of any Note or Notes and the replacement of any Note or Notes in accordance with this provision shall not constitute or be deemed to be a refinancing or a novation of any of the Obligations.

Section 10.11.        Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower, the Agent, or any other Lender, sell participations to any Person (other than to natural persons, the Borrower or any of the Borrower’s Affiliates or Subsidiaries, who would not qualify as an Eligible Assignee) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and Loans owing to it); provided that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (c) the Loan Parties and the other Credit Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Credit Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or wavier of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that affects such Participant which (a) increases or decreases the principal amounts of the Commitments or Loans of such Lender, (b) extends the Revolving Credit Termination Date, the Term Loan Maturity Date or the LC Expiration Date, (c) postpones the time of payment of principal, interest or fees on account of the Loans or LC Obligations, (d) reduces the rates of interest payable on the Loans or reduces any fees payable under the Credit Documents, or (e) releases substantially all of the Collateral that affects such Participant.  Each Participant shall be entitled to the benefits of Sections 2.08 and 2.09.2 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.08.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.18 as though it were a Lender, provided such Participant agrees to be subject to Section 2.06.4 as though it were a Lender.  A Participant shall not be entitled to receive any greater payment under Sections 2.08 or 2.09.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.09.3 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.09.5 as though it were a Lender.

Section 10.12.        Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.13.        Resignation By M&T Bank As Issuing Lender.  Notwithstanding anything to the contrary contained herein, if at any time M&T Bank assigns all of its Commitments and Loans, M&T Bank may upon thirty (30) days’ notice to the Borrower and the Lenders, resign as Issuing Lender.  In the event of any such resignation as Issuing Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of M&T Bank as Issuing Lender.  If M&T Bank resigns, it shall retain all the rights, powers, privileges and duties of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all LC Obligations with respect thereto.  Upon the appointment of a successor Issuing Lender, (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, and (y) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to M&T Bank to effectively assume the obligations of M&T Bank with respect to such Letters of Credit.

Section 10.14.        Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Credit Document and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Credit Documents is outstanding and unpaid and so long as the Revolving Credit Commitments have not expired or terminated.  The provisions of Sections 2.09, 2.10.3, Article 9 and Sections 10.05 and 10.06 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.15.        Counterparts And Integration.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Article 4, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement or a Lender Addendum electronically shall be just as effective as the delivery of a manually executed counterpart of this Agreement.

Section 10.16.        Electronic Execution.  The words “execution”, “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.17.        Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.18.        Right of Setoff.  If an Event of Default shall have occurred and be continuing, each of the Credit Parties and their respective Affiliates and Participants is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by it to or for the credit or the account of any Loan Party against any of and all the obligations of any Loan Party now or hereafter existing under this Agreement held by it, irrespective of whether or not it shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each of the Credit Parties and their respective Affiliates and Participants under this Section are in addition to other rights and remedies (including other rights of setoff) that it may have.

Section 10.19.        Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Governing State.

Section 10.20.        Jurisdiction.  The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any state or federal court located in the Governing State for any action or proceeding arising out of or relating to this Agreement or the other Credit Documents.

Section 10.21.        Venue.  The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Credit Documents in any court referred to in Section 10.20.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 10.22.        Service Of Process.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.23.        WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OBLIGATIONS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.24.        Time.  Time is of the essence to this Agreement.

Section 10.25.        Treatment of Certain Information; Confidentiality.  Each Credit Party agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by an regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those in this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or

(y) becomes available to any of the Credit Parties or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Each of the Credit Parties acknowledges that (i) the Information may include material non-public information concerning the Loan Parties, (ii) it has developed compliance procedures regarding the use of material non-public information, and (iii) it will handle such material non-public information in accordance with all applicable Laws, including Federal and state securities Laws.

Section 10.26.        Advertisement.  The Borrower authorizes the Agent to publish the name of the Borrower and the amount of the financing provided in accordance with this Agreement in any “tombstone” or comparable advertisement which the Agent elects to publish.  The Borrower further agrees that the Agent may provide lending industry trade organizations with information necessary and customary (including, without limitation, the amount and type of facilities, the rates and counsel’s name) for inclusion in league table measurements after the Closing Date.  Without limiting the generality of the foregoing, the Borrower consents to the disclosure by the Agent after the Closing Date of information relating to the Loans to Gold Sheets and other similar bank trade publications, with such information to consist of deal terms consisting of (a) the Borrower’s name, (b) principal loan amounts, (c) interest rates, (d) term lengths, (e) commitment fees and other fees to the Lenders in the syndicate, and (f) the identity of their attorneys and other information customarily found in such publications.

Section 10.27.        Acknowledgments.  The Borrower hereby acknowledges that (a)  it and each of the other Loan Parties has been advised and represented by counsel in the negotiation, execution and delivery of each Credit Document, (b) no Credit Party has any fiduciary relationship with or duty to it or to the Borrower or any other Loan Party arising out of or in connection with this Agreement and the relationship between the Credit Parties, on one hand, and the Borrower and the other Loan Parties, on the other hand, in connection herewith is solely that of creditor and debtors, and (c) no joint venture exists among the Credit Parties and the Borrower or any of the other Loan Parties.

Section 10.28.        USA Patriot Act Notice. Each Credit Party that is subject to the Act hereby notifies the Borrower that pursuant to the requirements of the Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Credit Party to identify the Borrower in accordance with the Act.

[Signatures begin on following page]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Credit Agreement to be executed by their respective duly Authorized Officers as of the date first written above.

BORROWER:

MARTEK BIOSCIENCES CORPORATION,
a Delaware Corporation

By:	/s/ Peter L. Buzy	(SEAL)
Name: Peter L. Buzy
Title: Chief Financial Officer, Treasurer and Executive Vice President for Finance and Administration

NOTARY ACKNOWLEDGMENT

STATE OF MARYLAND, CITY/COUNTY OF HOWARD, TO WIT:

I HEREBY CERTIFY that on this 20th day of January, 2010, before me, the undersigned Notary Public of the State of Maryland, personally appeared Peter L. Buzy, and acknowledged himself to be the Chief Financial Officer of MARTEK BIOSCIENCES CORPORATION, a Delaware corporation, and that he, as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of MARTEK BIOSCIENCES CORPORATION by himself as its Chief Financial Officer.

IN WITNESS MY Hand and Notarial Seal.

/s/ Sarah E. Chandler	(SEAL)
NOTARY PUBLIC

My Commission Expires:

3-22-2011

[Signatures continue on following page]

AGENT:
MANUFACTURERS AND TRADERS TRUST COMPANY

By:	/s/ Hugh E. Giorgio	(SEAL)
Name: Hugh E. Giorgio
Title: Managing Director

LENDER:

MANUFACTURERS AND TRADERS TRUST COMPANY

By:	/s/ Robert F. Topper	(SEAL)
Name: Robert F. Topper
Title: Vice President

Schedule 3.02

(Capital Stock of Guarantors)

Name of Guarantor	Par Value	Number of Authorized Shares	Number of Issued and Outstanding Shares
Martek Biosciences Boulder Corporation	$0.001	100	100
Martek Biosciences Kingstree Corporation	$0.001	100	100

Schedule 3.03

(Subsidiaries)

Name Of Loan Party	Subsidiaries Of Loan Party

Martek Biosciences Corporation	Martek Biosciences Boulder Corporation
Martek Biosciences Kingstree Corporation

Martek Biosciences Boulder Corporation	None

Martek Biosciences Kingstree Corporation	None

Schedule 3.20

(Material Contracts)

NONE

Schedule 6.03

(Indebtedness)

NONE